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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
EQUITY RESIDENTIAL PROPERTIES TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2002
ANNUAL MEETING OF SHAREHOLDERS

Dear Equity Residential Shareholder:

        The trustees and officers of Equity Residential Properties Trust cordially invite you to attend our 2002 Annual Meeting of Shareholders. This year's meeting will be held on Wednesday, May 15, 2002, at 10:00 a.m., at One North Franklin Street, Third Floor, Chicago, Illinois, at which time we will consider the following matters:

  (1)
  Election of four trustees to the Board of Trustees to terms expiring in 2005;

  (2)
  Adoption of the Company's 2002 Share Incentive Plan;

  (3)
  Amendment of the Company's Declaration of Trust to change the Company's name from "Equity Residential Properties Trust" to "Equity Residential;" and

  (4)
  Any other business properly before the meeting.

        Your Board recommends that you vote for each of the proposals. Shareholders of record at the close of business on March 15, 2002 are entitled to vote at the meeting.

        Your vote is very important. In addition to voting by signing, dating and mailing the enclosed proxy card, you may vote by using a toll-free telephone number or the Internet. If you attend the meeting and prefer to vote in person, you may do so. Whether you plan to attend the meeting or not, we encourage you to vote as soon as possible so that your shares will be represented at the meeting.

Sincerely,

Bruce C. Strohm Executive Vice President, General Counsel and Secretary
Two North Riverside Plaza Chicago, Illinois March 28, 2002

EQUITY RESIDENTIAL PROPERTIES TRUST
Two North Riverside Plaza
Chicago, Illinois 60606

PROXY STATEMENT

        This Proxy Statement contains information related to the Annual Meeting of Equity Residential Properties Trust ("Equity Residential" or the "Company"), which will be held on Wednesday, May 15, 2002, at 10:00 a.m., at One North Franklin Street, Third Floor, Chicago, Illinois. On October 11, 2001, the Company effected a 2-for-1 split of its common shares and limited partnership interests in ERP Operating Limited Partnership ("OP Units") to shareholders and unit holders as of September 21, 2001. All common shares, OP Units, restricted shares and options presented have been retroactively adjusted to reflect the split.

ABOUT THE ANNUAL MEETING

What is the Purpose of the Annual Meeting?

        At the Annual Meeting, shareholders will vote on the proposals regarding the election of trustees, the adoption of the 2002 Share Incentive Plan and the Company's name change. We sent you these proxy materials because our Board of Trustees is requesting that you allow your common shares to be represented at the meeting by the proxies named in the enclosed proxy card. This Proxy Statement contains information that we are required to provide you under the rules of the Securities and Exchange Commission ("SEC") and that is designed to assist you in voting your shares. On March 28, 2002, we began mailing these proxy materials to all shareholders of record at the close of business on March 15, 2002. Equity Residential has hired MacKenzie Partners, Inc. to assist in distributing and soliciting proxies and will pay $6,500 plus expenses for these services.

Who Is Entitled to Vote?

        You will be entitled to vote your shares on any proposal if you held your shares as of the close of business on March 15, 2002. Each of the shares outstanding on that date is entitled to one vote on the proposals. As of the record date, a total of [    ,    ,    ]common shares were outstanding and entitled to vote.

What Vote Is Required to Hold the Meeting?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding on the record date of March 15, 2002, will constitute a quorum, permitting the meeting to conduct its business. If you have returned valid proxy instructions (whether in writing, by phone or by Internet) or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced at the meeting. If you hold your shares in "street name," you will receive instructions from your broker, bank or other nominee describing how to vote your shares.

How Do I Vote?

        Your vote is important.    Shareholders can vote in person at the Annual Meeting or by proxy. If you are a registered shareholder (that is, if you hold your shares in your own name and not through a broker or other nominee), there are three ways to vote by proxy:

  •
  By Telephone: You can vote by touch-tone telephone using the toll-free number 1-877-PRX-VOTE (1-877-779-8683) and following the instructions on the proxy card;

  •
  By Internet: You can vote by Internet by going to the website at http://www.eproxyvote.com/eqr and following the instructions provided; or

  •
  By Mail: You can vote by mail by signing, dating and mailing the enclosed proxy card in the envelope provided.

        If you vote by proxy, the individuals named on the proxy card as representatives will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for trustee and whether your shares should be voted for or against the other proposals. If your shares are held in "street name" through a broker or other nominee, you will need to contact your broker or nominee to determine whether you will be able to vote by telephone or Internet.

What Are the Board's Recommendations?

        If no instructions are indicated on your properly voted proxy, the representatives holding proxies will vote in accordance with the recommendations of the Board of Trustees. In summary, the Board recommends a vote:

  •
  FOR the election of each of the nominees for trustee;

  •
  FOR the adoption of the 2002 Share Incentive Plan; and

  •
  FOR the Company's name change.

        With respect to any other matter that properly comes before the meeting, the representatives holding proxies will vote as recommended by the Board, or if no recommendation is given, in their own discretion.

Can I Revoke or Change My Proxy?

        Yes, you may change or revoke your proxy at any time before the meeting. To do so, you must advise the Secretary of Equity Residential in writing before your shares are voted by the representatives at the meeting, deliver later proxy instructions, or attend the meeting and vote your shares in person. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, but attendance at the meeting will not by itself revoke a previously granted proxy.

What Vote Is Required to Approve Each Proposal?

        Election of Trustees.    The affirmative vote of a plurality of all the votes cast is required for the election of trustees, meaning that the four nominees who receive the most votes will be elected. A properly voted proxy marked "WITHHELD" with respect to the election of one or more trustees will not be voted with respect to the trustee or trustees indicated. Abstentions with respect to this matter will not be counted as votes cast and will have no effect on the result of the vote, although they will be counted for purposes of whether there is a quorum.

        Plan Adoption.    The affirmative vote of a majority of all the votes cast at the meeting is required to adopt Equity Residential's 2002 Share Incentive Plan. Abstentions and broker non-votes with respect to this matter will not be counted as votes cast and will have no effect on the result of the vote, although they will be counted for purposes of determining whether there is a quorum.

        Name Change.    The affirmative vote of two-thirds of all the votes entitled to be cast at the meeting is required to approve the proposed amendment to the Declaration of Trust to change the Company's name to "Equity Residential." Abstentions and broker non-votes with respect to this matter will have the same effect as votes against the proposal and will be counted for purposes of determining whether there is a quorum.

How Do I Discontinue Future Duplicate Copies of Annual Reports?

        Our 2001 Annual Report has been mailed to shareholders with this Proxy Statement. If more than one copy of the Annual Report is sent to your address, we will discontinue the mailing of reports on the account you select if you mark the designated box on the appropriate proxy card(s), or if you are a shareholder of record, if you call our transfer agent, EquiServe, toll-free at 1-800-733-5001, or follow the instructions if you are voting by Internet.

PROPOSAL 1
ELECTION OF TRUSTEES

        Board of Trustees.    The business and affairs of Equity Residential are managed under the direction of the Board, which currently consists of fifteen trustees. The Board has responsibility for establishing broad corporate policies and for the overall performance of Equity Residential rather than day-to-day operating details.

        Our Declaration of Trust provides that our trustees are to be divided into three classes as nearly equal in number as possible, with each class having three-year terms that expire at our successive annual meetings. Four trustees have been nominated for election at the Annual Meeting to serve for a three-year term expiring at our annual meeting in 2005. One of these individuals is [Mr.                         ], who joined the Company as President and was appointed by the Board as a trustee effective as of March 13, 2002. Three of the other trustees in the class with terms expiring in 2002, John W. Alexander, Boone A. Knox and Samuel Zell, have also been nominated by the Board for election to serve as trustees until our 2005 annual meeting. The other two trustees in this class, Henry H. Goldberg and Errol R. Halperin, are retiring from the Board upon the expiration of their terms at the 2002 Annual Meeting.

        General Information about the Nominees.    All the nominees are presently trustees and each has consented to be named in this Proxy Statement and to serve if elected. In 2001 each nominee attended at least 83% of the meetings of the Board and at least 75% of the meetings of the committees on which the nominees served, except for [Mr.             ] who was not a trustee in 2001. Biographical information for each nominee is set forth below.

        Vote Required.    The affirmative vote of a plurality of all votes cast in person or by proxy at the meeting is required for the election of trustees. This means the four nominees who receive the most votes will be elected. An abstention will have no effect on the outcome of the election of trustees. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your common shares to approve the election of any substitute nominee proposed by the Board.

        Board Recommendation. The Board recommends that you vote "FOR" each of the nominees.

Biographical Information

        Set forth below are biographies of each of the trustee nominees, our continuing and retiring trustees and executive officers as of March 15, 2002.

Nominees for Election to Terms Expiring in 2005

        John W. Alexander, 54, has been a Trustee of the Company since May 1993 and is the president of Mallard Creek Capital Partners, Inc., an investment company with interests in real estate and development entities. He is also a partner of Meringoff Equities, a real estate investment and development company, and is a member of the International Council of Shopping Centers and the Urban Land Institute.

        Boone A. Knox, 65, has been a Trustee of the Company since October 19, 1998, the date of the merger of Merry Land & Investment Company, Inc. ("Merry Land"), a public multifamily property company, into the Company (the "Merry Land Merger"). Mr. Knox had been a director of Merry Land Properties, Inc. ("MRYP"), a publicly traded diversified real estate company, from its formation as part of the Merry Land Merger through February 2001. Prior to the Merry Land Merger, Mr. Knox had been chairman of the board of Merry Land since December 1996. Mr. Knox has served as chairman of the board of directors of Regions Bank, Central Georgia since January 1997, and has been a director of Cousins Properties, Incorporated, a public retail and office building company, since 1969, and of The InterCept Group, Inc., a technology products and services provider to financial institutions, since February 1998.

        Samuel Zell, 60, has been Chairman of the Board of the Company since March 1993. Since January 1999, Mr. Zell has been chairman of Equity Group Investments, LLC ("EGI LLC"), an investment company. For more than five years prior to 1999, Mr. Zell had been chairman of the board of directors of Equity Group Investments, Inc. ("EGI"), an owner, manager and financier of real estate and corporations. He is also chairman of the board of directors of American Classic Voyages Co. ("AMCV"), an owner and operator of cruise lines, Anixter International Inc. ("Anixter"), a provider of integrated network and cabling systems, Manufactured Home Communities, Inc. ("MHC"), a public manufactured home community company, Chart House Enterprises, Inc., an owner and operator of restaurants, Capital Trust, Inc. ("Capital Trust"), a specialized finance company, Equity Office Properties Trust ("EOP"), a public office building company, and Danielson Holding Corp., a holding company with separate subsidiaries offering a variety of insurance products.

        [                        ],    , was appointed as President and a Trustee of the Company on March 13, 2002. He was formerly [                         of                        ].

Incumbent Trustees Retiring upon the Expiration of their Terms in 2002

        Henry H. Goldberg, 63, has been a Trustee of the Company since January 1995. Mr. Goldberg is chairman of the board, chief executive officer and founder of The Artery Group, L.L.C., a diversified real estate company. Mr. Goldberg is also an honorary director of the University of Maryland Foundation.

        Errol R. Halperin, 61, has been a Trustee of the Company since May 1993. Mr. Halperin has been an attorney at the law firm of Piper Marbury Rudnick & Wolfe and its predecessor since 1979, serving as a senior partner and a member of the firm's executive committee since 1981 and co-chairman of the firm's Business and Technology Group since 1999, and a director of Elkay Manufacturing Company, a plumbing fixtures manufacturer, since 1980. Mr. Halperin specializes in federal income tax counseling, international, real estate and corporate transactions.

Incumbent Trustees with Terms Expiring in 2003

        Stephen O. Evans, 56, has been a Trustee of the Company since December 23, 1997, the date of the merger of Evans Withycombe Residential, Inc. ("Evans"), a public multifamily property company founded by Mr. Evans, into the Company (the "Evans Merger"), and is president of Evans Realty Associates, a real estate investment company. Mr. Evans also served as an Executive Vice President of Equity Residential from December 1997 to December 1999. Prior to the Evans Merger, Mr. Evans served as the chairman of the board and chief executive officer of Evans since its formation in May 1994. Mr. Evans is a member of Lambda Alpha, a national land economics fraternity, and the Urban Land Institute.

        Edward Lowenthal, 57, has been a Trustee of the Company since June 1997, shortly after the merger of Wellsford Residential Property Trust ("Wellsford"), a public multifamily property company, and the Company on May 30, 1997 (the "Wellsford Merger"). Mr. Lowenthal has been a director of Wellsford Real Properties, Inc. ("WRP"), a publicly traded real estate merchant banking firm, since its formation in January 1997. Mr. Lowenthal was the president and chief executive officer of WRP since its formation in January 1997 through March 2002, and had been the president and chief executive officer and a trustee of Wellsford since its formation in July 1992 until the Wellsford Merger. Mr. Lowenthal is also a director of Omega Healthcare, Inc., a public healthcare company, and Reis, Inc., a real estate analytic and market information firm. He is a member of the New York bar.

        Jeffrey H. Lynford, 54, has been a Trustee of the Company since June 1997, shortly after the Wellsford Merger. Mr. Lynford has been the chairman of the board and secretary of WRP since its formation in January 1997, and had been the chairman of the board and secretary of Wellsford since its formation in July 1992 until the Wellsford Merger. Mr. Lynford will assume the position of chief executive officer and president of WRP upon Mr. Lowenthal's retirement from this position at the end of March 2002. Mr. Lynford currently serves as a trustee emeritus of the National Trust for Historic Preservation. He is also a trustee of Polytechnic University, a trustee for Caramoor Center for Music and the Arts, a director of the Eos Orchestra, and a member of the New York bar.

        B. Joseph White, 54, has been a Trustee of the Company since May 1993. Mr. White was appointed interim president of the University of Michigan in January 2002. Prior to his appointment, Mr. White had been a professor at the University of Michigan Business School since 1987 and served as the dean from 1991 to 2001. Mr. White is a director of Kelly Services, Inc., a temporary services firm, Gordon Food Service, Inc., a midwestern food distribution company, Kaydon Corporation, a manufacturer of precision engineered metal products, and five mutual funds managed by Alger Management, Inc.

Incumbent Trustees with Terms Expiring in 2004

        Douglas Crocker II, 61, has been Chief Executive Officer and a Trustee of the Company since March 1993. Mr. Crocker was President of the Company from 1993 until [Mr.                         's] appointment as President on March 13, 2002. Mr. Crocker has been a director of WRP since its formation in June 1997 and Ventas, Inc. ("Ventas"), a real estate company focusing on the ownership and acquisition of health care properties, since November 1998. Mr. Crocker has been president and chief executive officer of First Capital Financial Corporation ("First Capital"), a sponsor of public limited real estate partnerships, since December 1992, and a director of First Capital since January 1993. He was an executive vice president of Equity Financial and Management Company, a subsidiary of EGI, providing strategic direction and services for EGI's real estate and corporate activities from November 1992 until March 1997. Mr. Crocker chairs and serves on boards or committees of various multi-family housing associations, including the National Multi-Housing Council and the Multifamily Council of the Urban Land Institute, and is a member of the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT").

        James D. Harper, Jr., 68, has been a Trustee of the Company since May 1993. Mr. Harper is the president of JDH Realty Co., a real estate development and investment company, and is the principal partner in AH Development, S.E., a special limited partnership formed to develop over 400 acres of land in Puerto Rico. He is a trustee of EOP.

        Sheli Z. Rosenberg, 60, has been a Trustee of the Company since March 1993. Ms. Rosenberg has been vice chairman of EGI LLC from January 1, 2000 and chief executive officer and president of EGI LLC from January 1, 1999 to January 1, 2000. From November 1994 until 1999, Ms. Rosenberg had been chief executive officer, president and a director of EGI. Ms. Rosenberg had been a principal of the former law firm of Rosenberg & Liebentritt, P.C. from 1980 to 1997. Ms. Rosenberg is a trustee of

EOP and is a director of Capital Trust, MHC, Ventas, CVS Corporation, a drugstore chain, Dynegy, Inc., a supplier of electricity and natural gas, Cendant Corporation, a provider of business and consumer services primarily within the real estate and travel sectors, and iDine Rewards Network Inc., a membership rewards program marketer.

        Gerald A. Spector, Chief Operating Officer, Executive Vice President and a Trustee of the Company. See biographical information above. Because Mr. Spector is a nominee for election to a term expiring in 2005, he will tender his resignation from the class of trustees whose terms expire in 2004 effective the day before the Annual Meeting.

        Michael N. Thompson, 53, has been a Trustee of the Company since October 19, 1998, the date of the Merry Land Merger. Mr. Thompson has been president, chief operating officer and a director of MRYP since its formation as part of the Merry Land Merger. Prior to the Merry Land Merger, Mr. Thompson served as executive vice president and chief operating officer of Merry Land since December 1996, and as a vice president of Merry Land from August 1992 until December 1996.

Executive Officers

        Douglas Crocker II, Chief Executive Officer and a Trustee of the Company. See biographical information above.

        Gerald A. Spector, Chief Operating Officer, Executive Vice President and a Trustee of the Company. See biographical information above.

        J. Donald Couvillion, 47, was named Executive Vice President—Development in December 2001. From December 23, 1997, the date of the Evans Merger, to November 2001, he was Senior Vice President—Development of the Company. Prior to the Evans Merger, Mr. Couvillion was vice president—project management of Evans since May 1995.

        Leslie B. Fox, 43, has been Executive Vice President of the Company since October 1, 1999, the date of the merger of Lexford Residential Trust ("Lexford"), a public multifamily property company, into the Company (the "Lexford Merger"), and Chief Information Officer of the Company since January 2001. From October 1999 to December 2000, Ms. Fox was President—Lexford Division of the Company. Prior to the Lexford Merger, Ms. Fox had been executive vice president and chief operating officer of Lexford since December 1997, and executive vice president—investment management since June 1997. Ms. Fox was president of Asset Investors Corporation ("AIC") and Commercial Assets, Incorporated ("CAI"), both publicly traded real estate companies, from October 1996 through May 1997.

        Alan W. George, 44, was named Chief Investment Officer and Executive Vice President of the Company in January 2002. Mr. George was Executive Vice President—Acquisitions/Dispositions and Strategic Business Development of the Company from February 1997 through December 2001. Mr. George was Senior Vice President—Acquisitions of the Company from December 1995 until February 1997.

        Edward J. Geraghty, 52, has been Executive Vice President of the Company since March 1998 and President—Eastern Division since April 1999. Mr. Geraghty was a managing director—real estate of The Travelers Investment Group, Inc. from June 1995 to March 1998.

        Michael J. McHugh, 46, has been Executive Vice President of the Company since January 1998, and Chief Accounting Officer and Treasurer of the Company since February 1995. Mr. McHugh was Senior Vice President of the Company from February 1995 until January 1998.

        David J. Neithercut, 46, has been Executive Vice President and Chief Financial Officer of the Company since February 1995.

        Gregory H. Smith, 50, has been Executive Vice President of the Company since December 1994 and President—Central Division since April 1999.

        Bruce C. Strohm, 47, has been Executive Vice President and General Counsel of the Company since March 1995 and Secretary of the Company since November 1995.

        Frederick C. Tuomi, 47, has been Executive Vice President of the Company since January 1994 and President—Western Division since April 1999.

Meetings and Committees of the Board of Trustees

        Meetings.    The Board held 12 meetings during 2001. All of the trustees attended at least 75% of the meetings of the Board and committees on which he or she served. Average attendance for all of these meetings equaled 96.5%. The Board has standing Executive, Compensation, Audit and Corporate Governance Committees, all of which are described below.

        Executive Committee.    The Executive Committee is comprised of Mr. Zell, Chair, and Messrs. Alexander, Crocker and Thompson. The Executive Committee has the authority within certain parameters to acquire, develop, dispose of and finance investments for the Company, including the issuance of additional limited partnership and membership interests in subsidiaries of the Company. The Executive Committee held five meetings in 2001.

        Compensation Committee.    During 2001, the Compensation Committee, which is comprised entirely of trustees who are not officers or employees of the Company, was comprised of Ms. Rosenberg, Chair, and Messrs. Halperin and Harper. The Compensation Committee reviews and makes recommendations concerning proposals by management regarding compensation, bonuses, loans, employment agreements and other benefits and policies respecting such matters for the executive officers of the Company. The Compensation Committee held five meetings in 2001. As of March 13, 2002, the Compensation Committee is comprised of [                        ].

        Audit Committee.    The Audit Committee, which is comprised entirely of trustees who are not officers or employees of the Company, is comprised of Mr. White, Chair, Messrs. Alexander, Knox and Harper and Ms. Rosenberg. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews the plans and results of the audit engagement with the independent public accountants and management, approves all related party transactions, and evaluates significant matters relating to the audit and internal controls of the Company. The Audit Committee held four meetings in 2001.

        Corporate Governance Committee.    During 2001, the Corporate Governance Committee, which is comprised entirely of trustees who are not officers or employees of the Company, was comprised of Mr. Halperin, Chair, Messrs. Evans and White and Ms. Rosenberg. The Corporate Governance Committee maintains criteria and procedures for recommending candidates for election or reelection to the Board, considers issues and makes recommendations concerning the size, composition, organization and effectiveness of the Board, including committee assignments, makes recommendations on the Board's practices and considers other issues relating to corporate governance. The Corporate Governance Committee held five meetings in 2001. As of March 13, 2002, the Corporate Governance Committee is comprised of [                        ].

        The Corporate Governance Committee will also consider nominees for trustee suggested by shareholders in written submissions to the Company's Secretary. Under the Company's by-laws, nominations for trustee may be made by a shareholder entitled to vote who delivers notice along with the additional information and materials required by the by-laws to the Secretary of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the mailing date of the notice of the preceding year's annual meeting. For the Company's annual meeting in the year 2003, we must receive this notice on or after November 28, 2002, and on or before December 28, 2002. You can obtain a copy of the full text of the by-law provision by writing to the corporate Secretary of Equity Residential at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606.

Compensation of Trustees

        Trustees who are not employees of the Company each received an annual fee in 2001 of $40,000 for serving as trustees. In addition, trustees who serve on the Executive Committee, the Compensation Committee, the Audit Committee or the Corporate Governance Committee receive an additional $1,000 per year for each committee on which they serve. Committee chairs for the Audit Committee and the Compensation Committee receive an additional $4,000 per year, the committee chair of the Executive Committee receives an additional $500 per year and the committee chair of the Corporate Governance Committee receives an additional $1,500 per year. The Company also reimburses the trustees of each committee for travel expenses incurred in connection with their activities on behalf of the Company. In May 2001, each trustee was also granted options to purchase 10,000 common shares at the current market price on the grant date. These options vest in approximately equal installments of six months, one year and two years from the date of grant.

        Effective January 2002, the annual fee for serving as a non-employee trustee was increased to $45,000 from $40,000, and each trustee also now has the ability to convert up to one-half of the annual grant of 10,000 options into restricted common shares as of the grant date, thereby reducing the number of options granted. The number of restricted shares is determined by dividing the total value of the option grant being converted, using the same valuation criteria utilized in the Company's annual employee option grants made on the same date, by the closing price of the Company's common shares on the grant date. The restricted shares vest in full on the third anniversary of the grant date. Distributions are paid on these restricted shares at the same rate as on unrestricted common shares. For trustees retiring from the Board, vesting of options and restricted shares granted as compensation for serving as a trustee is accelerated and options may be exercised through the expiration of their term (i.e., ten years from the date of grant). Options and restricted share awards issued to Mr. Zell as Chairman and to Messrs. Crocker, Spector and [                        ] as employees are subject to the same vesting restriction upon retirement as other employees of the Company.

        In January 2002, Messrs. Halperin and White and Ms. Rosenberg were also each granted $25,000 of long-term compensation and Messrs. Alexander, Evans, Harper and Lowenthal were each granted $10,000 of long-term compensation in recognition of the extraordinary time and effort they have spent in the search for the new President of the Company. Each of these trustees may elect to receive this long-term compensation as restricted shares or options or any combination thereof, utilizing the same valuation criteria described above for annual trustee compensation.

        Mr. Zell also receives restricted shares and options for his services as Chairman as described in Employment Contracts and Change in Control Arrangements below.

        The Company has adopted an optional deferred compensation plan for its non-employee trustees pursuant to which these trustees may place any percentage of their annual trustees' cash compensation in a Supplemental Retirement Savings Plan on a tax deferred basis and use the funds to purchase common shares under the Company's 1996 Non-Qualified Employee Share Purchase Plan. Each trustee is immediately 100% vested in his or her common shares and is allowed to begin withdrawals over a one to ten year period following termination of his or her trusteeship. The majority of the trustees have elected to join the deferred compensation plan and defer the taxation of all fees received. The trustees also have the ability to place their restricted shares in the Supplemental Retirement Savings Plan upon the vesting of the shares.

SHARE OWNERSHIP OF TRUSTEES AND MANAGEMENT

        The following table sets forth information as of March 1, 2002, concerning the beneficial ownership of the Company's common shares by each trustee, its five most highly compensated executive officers at year end, and the trustees and all executive officers as a group.[add President]

Name	Number of Common Shares/OP Units(1)		Shares Upon Exercise of Options(2)	Total(1)	Percent of Common Shares(1)
Samuel Zell	6,611,480	(3)	2,210,736	8,822,216	[]	%
Douglas Crocker II	952,719	(4)	3,063,621	4,016,340	[]	%
John W. Alexander	44,652		81,838	126,490	*
Stephen O. Evans	1,903,673	(5)	18,335	1,922,008	*
Henry H. Goldberg	700,828	(6)	75,000	775,828	*
Errol R. Halperin	22,827	(7)	95,000	117,827	*
James D. Harper, Jr.	21,769		95,003	116,772	*
Boone A. Knox	3,234,684	(8)	35,000	3,269,684	[]	%
Edward Lowenthal	214,200	(9)	28,335	242,535	*
Jeffrey H. Lynford	102,780		38,332	141,112	*
Sheli Z. Rosenberg	260,288	(10)	322,484	582,772	*
Gerald A. Spector	625,002	(11)	1,223,025	1,848,027	*
Michael N. Thompson	205,007	(12)	35,000	240,007	*
B. Joseph White	21,868		85,000	106,868	*
Alan W. George	169,278	(13)	466,178	635,456	*
David J. Neithercut	138,896	(14)	702,197	841,093	*
Frederick C. Tuomi	127,342		424,197	551,539	*
Trustees and Executive Officers as a Group (24 persons)	15,918,182		10,459,692	26,377,874	[]	%

*
Less than 1%.

(1)
Calculated in accordance with applicable SEC rules.

(2)
Reflects common shares that may be acquired within 60 days after March 1, 2002 through the exercise of options.

(3)
Includes 4,863,502 OP Units. OP Units are exchangeable on a one-for-one basis into common shares. Also includes 60,000 common shares beneficially owned by the Zell Family Foundation. Mr. Zell disclaims beneficial ownership of 1,141,988 common shares (including the 60,000 common shares held by the Zell Family Foundation and assuming the exchange of 1,081,988 OP Units) because the economic benefits with respect to such common shares are attributable to other persons. EGIL Investments, Inc. has beneficial ownership of 1,074,512 OP Units. Under a stockholder's agreement dated December 31, 1999 among certain Zell family trusts and certain

  Robert Lurie family trusts, the Zell trusts have the power to vote and to dispose of the common shares and OP Units beneficially owned by EGI Holdings, Inc. and the Lurie trusts have the power to vote and to dispose of the common shares and OP Units beneficially owned by EGIL Investments, Inc.

(4)
Includes 17,650 common shares beneficially owned by Mr. Crocker's spouse, as to which Mr. Crocker disclaims beneficial ownership. Also includes 350,000 common shares beneficially owned by MWC Partners, L.P. ("MWC"), of which Mr. Crocker is the sole general partner, and as to which Mr. Crocker disclaims beneficial ownership. The sole limited partner of MWC is a trust created for the benefit of Mr. Crocker's spouse and Mr. Crocker's children.

(5)
Includes 100,000 common shares and 135,550 OP Units beneficially owned by The Evans Family Limited Liability Company, of which Mr. Evans serves as the manager. Also includes 10,600 common shares beneficially owned by The Evans Charitable Foundation, a not-for-profit corporation, of which Mr. Evans serves as chairman. Also includes four OP Units beneficially owned by The Evans Family Revocable Trust, of which Mr. Evans serves as the trustee. As such, Mr. Evans may be deemed the beneficial owner of all the foregoing common shares and OP Units. Also includes 1638,224 OP Units beneficially owned by limited partnerships, (collectively, the "EW LPs"), of which Mr. Evans serves as a general partner and has a 50% ownership interest. As such, Mr. Evans may be deemed the beneficial owner of approximately 50% of the common shares and OP Units beneficially owned by the EW LPs. Mr. Evans disclaims beneficial ownership of the other 50% interest in such common shares and OP Units, which are beneficially owned by other persons.

(6)
Includes 244,536 OP Units.

(7)
Includes 2,000 common shares beneficially owned by Mr. Halperin's spouse, as to which Mr. Halperin disclaims beneficial ownership.

(8)
Includes 2,347,898 common shares beneficially owned by Knox, Ltd., of which Mr. Knox is the general partner, and includes 6,774 common shares beneficially owned by BT Investments, of which Mr. Knox is the managing partner. Mr. Knox disclaims beneficial ownership of the common shares owned by Knox, Ltd. and BT Investments, except to the extent of his pecuniary interest in 230,232 common shares. Also includes 6,228 common shares beneficially owned by Mr. Knox's spouse and 848 common shares beneficially owned by Mr. Knox, not individually, but as custodian for his niece and nephew, as to all of which Mr. Knox disclaims beneficial ownership. Also includes 359,678 common shares beneficially owned by the Knox Foundation, of which Mr. Knox is the trustee. Mr. Knox disclaims beneficial ownership of the common shares owned by the Knox Foundation. Also includes 335,892 common shares beneficially owned by Folkstone Limited Partnership ("FLP"), of which Mr. Knox is a general partner. Mr. Knox disclaims beneficial ownership of the common shares owned by FLP, except to the extent of his pecuniary interest therein.

(9)
Includes 49,904 common shares beneficially owned by Mr. Lowenthal's spouse, as to which Mr. Lowenthal disclaims beneficial ownership. Also includes 9,800 common shares beneficially owned by The Lowenthal Family Foundation. Mr. Lowenthal is the chairman of The Lowenthal Family Foundation and disclaims beneficial ownership of the common shares.

(10)
Includes 52,400 common shares beneficially owned by Ms. Rosenberg's spouse, as to which Ms. Rosenberg disclaims beneficial ownership. Also includes 3,056 OP Units.

(11)
Includes 245,294 common shares beneficially owned by Mr. Spector's spouse, and 5,580 common shares beneficially owned by Mr. Spector as custodian for his minor children, as to all of which Mr. Spector disclaims beneficial ownership. Also includes 3,366 OP Units.

(12)
Includes 173,290 common shares beneficially owned by Deep South Investments, Ltd., of which Mr. Thompson is general partner. Mr. Thompson disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest therein.

(13)
Includes 500 common shares beneficially owned by Mr. George's spouse, as to which Mr. George disclaims beneficial ownership.

(14)
Includes 9,974 common shares beneficially owned by Benemi Partners, L.P., of which Mr. Neithercut is general partner. Mr. Neithercut disclaims beneficial ownership of the shares.

SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS

        This table sets forth information with respect to persons who are known to own more than 5% of the Company's outstanding common shares as of December 31, 2001.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Common Shares
FMR Corp(1) 82 Devonshire Street Boston, MA 02109	28,504,391	10.526%

(1)
Amendment No. 9 to Schedule 13G of the reporting persons filed with the SEC on February 14, 2002 states that as of December 31, 2001, FMR Corp. has sole power to vote or direct the vote of 1,927,549 common shares and has the sole power to dispose or direct the disposition of 28,504,391 common shares. Of these shares, Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., is reported as the beneficial owner of 26,543,442 common shares (or 9.802%) as a result of its acting as an investment advisor to various Fidelity funds, and Edward C. Johnson 3d, FMR Corp.'s chairman, and FMR Corp., through its control of Fidelity Management & Research Company, each is reported as having sole power to dispose of the 26,543,442 shares owned by the Fidelity funds, but no power to vote or direct the voting of the shares. Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 1,960,949 common shares (or 0.724%) as a result of its serving as investment manager of certain institutional accounts. Mr. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each are reported as having sole dispositive power over 1,960,949 of these shares and sole power to vote or direct the voting of 1,926,949 of such shares. The Schedule 13G also states that Mr. Johnson 3d owns 12% of the outstanding voting stock of FMR Corp. and that Abigail P. Johnson, a director, owns 24.5% of the outstanding voting stock of FMR Corp.

EXECUTIVE COMPENSATION

        The following tables show the compensation for Douglas Crocker II, the Chief Executive Officer, and the other four most highly compensated executive officers of Equity Residential.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
	Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary(1)	Cash Bonus(1)	Restricted Share Awards(2)	Number of Options Granted(3)	Long-Term Incentive Payouts(4)	All Other Compensation(5)
Douglas Crocker II Chief Executive Officer	2001 2000 1999	$800,000 700,000 700,000	$1,100,000 1,500,000 1,250,000	$3,946,440 1,699,997 1,619,275	730,794 330,474 350,000	$1,572,858 0 0	$11,900 9,600 9,600
Gerald A. Spector Executive Vice President & Chief Operating Officer	2001 2000 1999	550,000 445,000 425,000	500,000 559,231 600,000	1,594,625 699,991 744,634	364,742 176,172 180,000	954,950 0 0	11,900 9,600 9,600
David J. Neithercut Executive Vice President & Chief Financial Officer	2001 2000 1999	350,000 300,000 280,000	375,000 450,000 280,000	674,314 274,992 0	132,704 65,282 149,246	572,969 0 0	21,900 63,600 63,108
Frederick C. Tuomi Executive Vice President & President—Western Division	2001 2000 1999	350,000 300,000 275,000	325,000 400,000 275,000	664,391 239,986 273,396	147,536 56,974 60,000	640,378 0 0	21,900 63,600 204,566
Alan W. George Executive Vice President & Chief Investment Officer	2001 2000 1999	350,000 300,000 275,000	325,000 350,000 275,000	640,966 239,957 275,124	123,030 56,972 70,000	640,378 0 0	21,900 63,600 64,200

(1)
Includes any compensation deferred under the Company's deferred compensation plan. Cash bonuses are reported in the year earned, even if paid in a subsequent year.

(2)
The dollar amount shown equals the number of restricted shares granted in each year, multiplied by the fair market value of the common shares on the grant date. These shares vest upon completion of three years of continuous employment following the grant date, with the exception of the restricted shares issued in connection with the termination of the 1998 Performance Share Plan, which vest in equal installments over three years. The valuations do not take into account the diminution in value attributable to the restrictions applicable to the common shares. Distributions are paid on all restricted shares at the same rate as on unrestricted common shares. The total number of restricted vested common shares awarded to each named executive officer for the years 2001, 2000 and 1999, respectively, were: Mr. Crocker—149,326, 80,712 and 80,586; Mr. Spector—60,262, 33,234 and 37,058; Mr. Neithercut—25,626, 13,056 and 0; Mr. Tuomi, 25,252, 11,394, and 13,606; and Mr. George—24,350, 11,394 and 13,692.

  The number and value ($28.71 per share) of the restricted share holdings of each executive officer listed above at December 31, 2001 were as follows:

Name	Number of Restricted Common Shares	Value at December 31, 2001
Douglas Crocker II	214,708	$6,164,267
Gerald A. Spector	84,188	2,417,037
David J. Neithercut	33,098	950,244
Frederick C. Tuomi	30,404	872,899
Alan W. George	29,502	847,002
(3)
Shares underlying options are reported in the year granted.

(4)
The dollar amount shown reflects the fair market value of vested common shares (valued at $25.65 each) issued in January 2001 under the Company's 1997 Performance Based Plan. Each executive earned 219% (of a maximum 225%) of the target number of common shares based on the Company's financial performance during the 1997-2000 calendar years. 75% of the common shares issued vested immediately with the balance issued as restricted shares, which are reflected in the Restricted Share Award column and which vest in January 2003. The total number of vested common shares awarded to each named executive were: Mr. Crocker—45,990; Mr. Spector—27,922; Mr. Neithercut—16,754; Mr. Tuomi—18,724; and Mr. George—18,724.

(5)
Principally includes employer matching and profit-sharing contributions to the Company's 401(k) Plan, and for Mr. Tuomi, $138,182 in reimbursements related to his relocation from Chicago to Southern California in 1999. This column also reflects the dollar value of life insurance premiums paid for the purchase of split-dollar life insurance policies for the following executive officers: Mr. Neithercut: 2001—$10,000, 2000—$54,000, and 1999—$53,508; Mr. Tuomi: 2001—$10,000, 2000—$54,000, and 1999—$56,784; and Mr. George: 2001—$10,000, 2000—$54,000, and 1999—$54,600. While the executive is the owner of such policy, upon the executive's death, the Company will receive from the death benefits all premiums paid by it on the executive's behalf, plus 10% interest per annum on such premium payments for up to 10 years of such premium payments (collectively, "Company Premiums"), and the executive's beneficiary will receive the balance of the death benefits. In addition, the executive is entitled to 50% of the cash surrender value of the policy at age 62, and 50% at age 65. Upon the executive's termination of employment prior to age 62, the executive must borrow against the policy or partially surrender the policy in an amount sufficient to repay the Company Premiums to the Company.

OPTION GRANTS IN 2001

Name	Number of Options Granted(1)	% of Total Options Granted to Employees		Exercise Price Per Share	Expiration Date	Grant Date Present Value(2)
Douglas Crocker II	270,794 10,000 450,000	9.52 0.35 15.82	% % %	$25.844 25.865 27.600	1/18/11 5/15/11 7/11/11	$717,604 26,500 1,273,500
Gerald A. Spector	154,742 10,000 200,000	5.44 0.35 7.03	% % %	25.844 25.865 27.600	1/18/11 5/15/11 7/11/11	410,066 26,500 566,000
David J. Neithercut	67,704 65,000	2.38 2.28	% %	25.844 27.600	1/18/11 7/11/11	179,416 183,950
Frederick C. Tuomi	82,536 65,000	2.90 2.28	% %	25.844 27.600	1/18/11 7/11/11	218,720 183,950
Alan W. George	58,030 65,000	2.04 2.28	% %	25.844 27.600	1/18/11 7/11/11	153,780 183,950

(1)
All options are granted at the fair market value of the common shares at the grant date. Options granted have a term of not more than ten years from the grant date and vest in equal installments over three years, except for the 10,000 options granted annually to each trustee, which vest in equal installments six months, twelve months and twenty-four months from the grant date.

(2)
The estimated present value at grant date of option grants in 2001 has been calculated using the Black-Scholes option pricing model based on the following assumptions: an estimated time until exercise of 7 years, a volatility of 20%, a risk-free interest rate of 4.43% and a dividend yield of 6.17%. The real value of these options depends on the actual performance of the Company's common shares during the applicable period and upon when options are exercised. No gain to the optionee is possible without an increase in common share price, which would benefit all shareholders as well.

OPTION EXERCISES IN 2001
AND YEAR-END OPTION VALUES

	Number of Shares Acquired Upon Exercise		Number of Unexercised Options at Dec. 31, 2001		Value of Unexercised Options at Dec. 31, 2001(2)
Name		Value Realized Upon Exercise(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Douglas Crocker II	600,000	$5,336,011	1,288,492	1,057,776	$9,788,441	$3,924,087
Gerald A. Spector	223,333	1,707,645	520,392	532,189	3,289,093	2,039,045
David J. Neithercut	40,000	603,768	396,257	225,975	3,663,004	1,027,671
Frederick C. Tuomi	45,000	403,059	163,991	205,519	941,773	771,497
Alan W. George	55,000	752,813	215,656	184,346	1,281,930	729,982

(1)
Represents the market value of a common share on the exercise date less the exercise price of the option.

(2)
Represents the market value of a common share at December 31, 2001 ($28.71) less the exercise price of in-the-money options.

        The table set forth below identifies the target number of performance units awarded under the Company's Performance Based Plan in January 2002 for services rendered during 2001. The executive officers have the opportunity to earn in common shares in an amount as little as 0% to as much as 225% of the target number of performance units. The owners of performance units have no right to vote, receive dividends or transfer the units until common shares are issued in exchange for the units. The number of common shares the executive actually receives on the third anniversary of the grant date will depend on the excess, if any, by which the Company's Average Annual Return (i.e., the average of the common share dividends declared during each year as a percentage of the common share price as of the first business day of January, 2002 ($28.75), and the average percentage increase in funds from operations ("FFO") for each calendar year on a per share basis over the prior year) for the three performance years exceeds the average of the 10-year Treasury Note interest rate as of the first business day in January of each performance year (the "T-Note Rate").

If the Company's Average Annual Return exceeds the T-Note Rate by:	less than 0.99%	1-1.99%	2%	3%	4%	5%	6%	greater than 7%
Then the executive will receive common shares equal to the target number of units times the following %:	0%	50%	100%	115%	135%	165%	190%	225%

        Fifty percent of the common shares to which an executive under the Performance Based Plan may be entitled will vest, subject to the executive's continued employment with the Company, on the third anniversary of the award; twenty-five percent will vest on the fourth anniversary and the remaining twenty-five percent will vest on the fifth anniversary. The executive's rights under the common shares will also fully vest upon the employee's death, disability or upon a change in control of the Company.

LONG-TERM INCENTIVE PLAN AWARDS IN 2001

Name	Number of Target Units	Performance Period
Douglas Crocker II	0	n/a
Gerald A. Spector	18,382	1-01-2002—12-31-2004
David J. Neithercut	6,434	1-01-2002—12-31-2004
Frederick C. Tuomi	4,596	1-01-2002—12-31-2004
Alan W. George	5,515	1-01-2002—12-31-2004

        In 2001, as more fully described in the Compensation Committee Report on Executive Compensation, the Compensation Committee terminated the January 1998 grants under the Company's Performance Based Plan. In exchange thereof, the Chief Executive Officer and the other four most highly compensated executive officers received restricted shares and options as shown in the following table.

RESTRICTED SHARES AND OPTIONS GRANTED UPON TERMINATION OF
1998 PERFORMANCE SHARE GRANTS

		Shares Underlying 1998 Performance Share Grant(#)							Length of Original Term Remaining at Date of Termination
					Market Price of Shares at Time of Termination ($)	New Restricted Shares Granted
Name							New Options Granted	New Option Exercise Price ($)
	Date	0%	100%	225%
Douglas Crocker II	7/16/01	0	90,000	202,500	$27.60	45,000	450,000	$27.60	18 months
Gerald A. Spector	7/16/01	0	40,000	90,000	$27.60	20,000	200,000	$27.60	18 months
David J. Neithercut	7/16/01	0	13,000	29,250	$27.60	6,500	65,000	$27.60	18 months
Frederick C. Tuomi	7/16/01	0	13,000	29,250	$27.60	6,500	65,000	$27.60	18 months
Alan W. George	7/16/01	0	13,000	29,250	$27.60	6,500	65,000	$27.60	18 months

        Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report on Executive Compensation presented below and the Performance Graph following such report shall not be incorporated by reference into any such future filings.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board consists of the independent trustees of the Company listed below. The Compensation Committee's functions include the review and approval of the Company's executive compensation structure and overall benefits program. The purpose of the Company's executive compensation program is to establish and maintain a performance and achievement oriented environment so that the interests of its executives are aligned with the interests of the Company's shareholders. The program is designed so that executives may earn higher than average total compensation for above-average job performance. There are four major components of the Company's executive compensation program: short-term incentives of base salary and bonus; and long-term incentives of performance shares and restricted share and option awards. Each of these components is further discussed below.

        Base Salary.    The Company's overall salary structure is reviewed annually, using outside executive compensation surveys of the real estate industry in general and public real estate companies in particular, to ensure that it remains competitive. Positions are classified within the salary structure on the basis of assigned responsibilities and on an evaluation of the latest survey information available, as to appropriate compensation levels. Individual base salaries are reviewed at least annually. Salary increases are granted based on each executive's performance as well as such executive's position in the applicable salary range.

        Bonus.    Annual bonuses are awarded based on the executive's achievement of Company and individual performance goals and objectives. The Company's overall bonus structure is also reviewed annually, taking into account data and general trends in the real estate industry and public real estate companies in particular.

        Performance Shares.    The Performance Based Share Plan is designed to focus the Company's executive officers eligible under this plan on achieving a high level of financial performance (i.e., common share dividends and FFO growth), and to encourage them to continue their employment with the Company. Under this plan, awards are made to certain executive officers on an annual basis by setting a target number of common shares for each executive. The executive will be eligible to receive from 0% to 225% of the target number of common shares, based on the Company's Average Annual Return (as described above) during the three-year period following the award. The number of common shares an executive will receive will be fixed and determined and then issued (subject to the five-year vesting formula previously discussed) to the executive beginning on the third anniversary of the grant of the award. It is anticipated that awards will be made on an annual basis so that by the fifth year of an award, each executive may have vested and unvested rights in each of the previous five awards.

        With respect to awards made in January 1998 under the Performance Based Plan, the Company's senior executives had the opportunity to earn an amount up to 225% of the base amount of common shares awarded, based on the Company's Average Annual Return for the years 1998-2002. The Average Annual Return compared the common share dividend and increase in common share price to the price of a common share on the grant date, which was $25.345. In January 1999, the Compensation Committee changed this definition of financial performance for all future performance share grants to focus on common share dividends and FFO growth, as it believes that annual FFO growth is a better indication of financial performance than comparing the difference in the price of a common share on two dates over a five-year period.

        The Committee felt that the named executives were successful in achieving a high level of financial performance since the January 1998 grant, which may or may not result in a correlative payout under the 1998 grants at the end of the valuation period on December 31, 2002. Accordingly, in May 2001, the Committee, with the consent of all the executives, terminated the 1998 Performance Based Plan. In exchange for termination of the 1998 grants, each participant received a number of restricted shares equal in number to 50% of the 1998 base amount of shares awarded and a number of options equal in dollar amount (each option being valued at 20% of the exercise price of the option), to 100% of the value of the 1998 base amount of shares awarded. The options were granted at the fair market value of the common shares as of the grant date. These restricted shares and options vest in equal amounts over three years, subject to continuous employment with the Company. Distributions are paid on all restricted shares at the same rate as on unrestricted common shares.

        Restricted Share and Option Awards.    The Compensation Committee recognizes that the interests of shareholders are also served by giving key employees the opportunity to participate in the appreciation of the Company's common shares through the granting of options and/or share awards. The Committee believes that over an extended period of time, share performance will, to a meaningful extent, reflect executive performance and that such arrangements further reinforce management goals and incentives to achieve shareholder objectives by aligning the interests of the Company's key personnel with the interests of the Company and its shareholders. The options vest over a period of three years of continuous employment at a rate of one-third of such grant each year, thereby encouraging the retention of key employees who receive awards. The restricted shares vest in full upon completion of three years of continuous employment from the date of grant. The number of restricted shares or options awarded each executive was determined utilizing the executive compensation surveys mentioned above and an assessment of the executive officer's achieved performance goals and objectives.

        Chief Executive Officer's Compensation.    Based on the executive compensation surveys and the Company's financial performance in 2001, the Compensation Committee believes that the salary, bonus, restricted share awards and option grants of Mr. Crocker, the Chief Executive Officer and, through March 13, 2002, President of the Company, are fair and competitive. During Mr. Crocker's tenure as Chief Executive Officer and President, the Company has become the largest owner and operator of multifamily properties and has the largest market capitalization of all public multifamily property companies, as well as one of the largest market capitalizations of all public real estate companies. The Compensation Committee believes that the Company's overall executive compensation ranks in the upper quartile among the general real estate industry and among public real estate companies. The Compensation Committee has determined that this ranking correlates with the Company's excellent financial performance in 2001. The Committee further notes that the Company was added to the Standard and Poor's ("S&P") 500 Index in 2001 and that third-party analysts have consistently pointed to the strength of the Company's management team as a reason for their positive view of the Company and its future prospects.

        Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code"), generally disallows a Federal income tax deduction for compensation in excess of $1 million paid in any year to any of the Company's executive officers listed in the Summary Compensation Table who are employed by the Company on the last day of a taxable year. Section 162(m), however, does allow a deduction for payments of "performance based" compensation, the material terms of which have been approved by shareholders. Awards under the Company's award plans may, but need not, satisfy the requirements of Section 162(m). The Company believes that because it qualifies as a real estate investment trust ("Reit") under the Code and therefore is not subject to Federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will not affect the Company's taxable income, although to the extent that compensation does not qualify for deduction under Section 162(m), a larger portion of shareholder distributions may be subject to Federal income taxation as dividend income rather than return of capital.

Respectfully submitted, Sheli Z. Rosenberg, Chair Errol R. Halperin James D. Harper, Jr.

AUDIT COMMITTEE REPORT

        The Audit Committee consists of five members, each of whom meets the independence requirements of the listing standards of the New York Stock Exchange. In accordance with its written charter, which was approved in its current form by the Board of Trustees on March 22, 2001, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

        In performing its oversight function, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2001 with management and the Company's independent accountants. The Audit Committee also discussed and reviewed with the Company's independent accountants all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent accountants' examination of the financial statements.

        The Audit Committee obtained from the independent accountants a formal written statement describing all relationships between the accountants and the Company that might bear on the accountants' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Audit Committee discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the accountants' independence. The Audit Committee also determined that the provision of non-audit services by the Company's independent accountants is compatible with maintaining the accountants' independence.

Disclosure of Auditor Fees

        The following is a description of the fees billed to the Company by the Company's principal accounting firm, Ernst & Young LLP ("Ernst & Young"), during the year ended December 31, 2001.

Audit Fees

        Audit fees paid by the Company to Ernst & Young in connection with the review and audit of the Company's annual financial statements for the year ended December 31, 2001 and Ernst & Young's review of the Company's interim financial statements included in the Company's Quarterly Reports on Form 10-Q during the year ended December 31, 2001 totaled approximately $590,000.

Financial Information Systems and Design Implementation Fees

        Ernst & Young did not render any services related to financial information systems design and implementation during the year ended December 31, 2001.

All Other Fees

        Aggregate fees paid by the Company to Ernst & Young for all other services rendered during the year ended December 31, 2001 totaled approximately $1,600,000. These other services include (i) $926,000 for stand-alone portfolio audits required for loan or venture compliance, (ii) $550,000 for tax compliance and tax planning services, and (iii) $124,000 for employee benefit plan audits, comfort and consent letters related to SEC registration statements and due diligence related to prospective acquisitions.

        Based on the above-mentioned review and discussions with management and the independent accountants, the Audit Committee recommended to the Board of Trustees that the Company's audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the SEC.

Respectfully submitted, B. Joseph White, Chair John W. Alexander James D. Harper, Jr. Boone A. Knox Sheli Z. Rosenberg

PERFORMANCE GRAPH

        Set forth below is a graph that compares the cumulative total returns of the Company, the S&P 500 Index and the index of equity Reits prepared by NAREIT for the last five calendar years. The performance graph assumes an investment of $100 in each of the Company and the two indexes on December 31, 1996, and the reinvestment of all dividends. The NAREIT equity index includes all tax qualified equity Reits listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market.

CUMULATIVE TOTAL SHAREHOLDER RETURN

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

        Employment Contracts.    The Company entered into a Compensation Agreement with Mr. Crocker in March 2002 for services to be provided by Mr. Crocker for the 2002 calendar year and for certain post-retirement obligations of the Company. Mr. Crocker will receive an annual salary during 2002 of $800,000 and a cash bonus, payable in early 2003, of $1,500,000. Mr. Crocker also received an option grant in January 2002, priced at the fair market value of the Company's common shares as of the grant date, in a maximum number of 450,000 options. The exact number of options, ranging from zero to 450,000, will be determined by the Board in its sole discretion within thirty days of Mr. Crocker's retirement as Chief Executive Officer, taking into account Mr. Crocker's performance during the 2002 calendar year and any subsequent years before his retirement. These options will vest in full upon the Board's determination.

        Mr. Crocker will also receive in January 2003, for services rendered in 2002, an option award in the amount of $1,400,000 and a restricted share award in the amount of $3,600,000. The number of options granted will be determined by dividing $1,400,000 by the fair market value of each option using the same valuation criteria utilized by the Company's Compensation Committee in its annual employee option grants made as of the same date. The options are granted at the fair market value of the Company's common shares at the date of grant, are granted for a period of ten years and vest over a period of three years at a rate of one third of such grant each year. The number of restricted shares granted will be determined by dividing $3,600,000 by the closing price of common shares of the Company on the grant date. The restricted shares vest in full on the third anniversary of the grant date. Distributions are paid on these restricted shares at the same rate as on unrestricted common shares.

        The Company will also provide Mr. Crocker with appropriate office space and office support services, together with reimbursement of certain industry organization dues and related travel expenses, for the two-year period following Mr. Crocker's retirement as Chief Executive Officer of the Company.

        The Company entered into a Compensation Agreement with Mr. Zell in October 2001, for services provided by Mr. Zell as Chairman of the Board for the calendar years 2001, 2002 and 2003. The first award under this agreement was made in January 2002 for services rendered during 2001. Subject to Mr. Zell's continuation of employment as the Company's Chairman, Mr. Zell will receive in January of each year an option award in the amount of $1,625,000 and a restricted share award in the amount of $1,625,000. Mr. Zell has the option to convert any amount of his restricted share award (thereby reducing that award) into an additional option award within thirty days of the grant date of such awards. The number of options granted is determined by dividing $1,625,000 by the fair market value of each option using the same valuation criteria utilized by the Company's Compensation Committee in its annual employee option grants made as of the same date. The options are granted at the fair market value of the Company's common shares at the date of grant, are granted for a period of ten years and vest over a period of three years at a rate of one third of such grant each year. The number of restricted shares granted is determined by dividing $1,625,000 by the closing price of common shares of the Company on the grant date. The restricted shares vest in full on the third anniversary of the grant date. Distributions are paid on these restricted shares at the same rate as on unrestricted common shares. Mr. Zell is also responsible for his own business related expenses.

        The Company also entered into a Retirement Benefits Agreement with Mr. Zell in October 2001. The Retirement Benefits Agreement provides Mr. Zell with a cash retirements benefit after the termination of his employment as Chairman of the Board. If Mr. Zell's employment as Chairman is terminated for any reason, other than by the Company for cause, or by Mr. Zell without good reason prior to age 62, he (or his estate in the event of his death) will be entitled to an annual retirement benefit of $500,000 (as increased by a CPI index from January 2002 through the termination date) over a ten year period commencing on the termination date. Should Mr. Zell be terminated for cause, or should he choose to resign voluntarily as Chairman without good reason prior to age 62, he would not be entitled to any such retirement benefit.

        [Mr.                         ] was appointed President and a Trustee of the Company effective March 13, 2002. Under the terms of the employment agreement entered into by the Company and [Mr.             ], he is entitled to an annual salary of [$                        ], and to participate in the Company's incentive plans and in the Company's other executive and employee benefits programs. [Describe other key terms of agreement.]

        Deferred Compensation Agreements.    The Company has entered into Deferred Compensation Agreements with Messrs. Crocker and Spector. Mr. Crocker's Deferred Compensation Agreement, entered into in 1996, as most recently amended in January 2002, provides Mr. Crocker with a salary benefit after the termination of his employment with the Company. If Mr. Crocker's employment is terminated by the Company without cause prior to January 1, 2003, or for any reason by either Mr. Crocker or the Company (including voluntary termination) on or after January 1, 2003, he would be entitled to annual deferred compensation for a ten year period commencing on the termination date in an amount equal to $800,000 (as increased by a CPI index from January 2000), multiplied by a percentage equal to 10% per each year since December 31, 1992, but not to exceed 100%. In the event Mr. Crocker's employment is terminated as a result of his death, permanent disability or incapacity, he would be entitled to a similar amount except that the annual percentage would be 15%, not 10%.

Should Mr. Crocker be terminated for cause or should he choose to leave voluntarily, without good reason, prior to January 1, 2003, he would not be entitled to any deferred compensation.

        Mr. Spector's Deferred Compensation Agreement, entered into in 1997, as most recently amended in January 2002, provides Mr. Spector with a salary benefit after the termination of his employment with the Company. If Mr. Spector's employment is terminated by the Company without cause prior to January 1, 2009 or for any reason by either Mr. Spector or the Company (including voluntary termination) on or after January 1, 2009, he would be entitled to annual deferred compensation for a ten-year period commencing on the termination date in an amount equal to $550,000, as increased by a CPI Index from January 2002, and multiplied by a percentage equal to 15% per each year since December 31, 1993, but not to exceed 100%. In the event Mr. Spector's employment is terminated as a result of his death, permanent disability or incapacity, he would be entitled to a similar amount except that the annual percentage would be 10%, not 6.67%. Should Mr. Spector be terminated for cause or should he choose to leave voluntarily, without good reason, prior to January 1, 2009, he would not be entitled to any deferred compensation.

        Share Distributions Agreement.    In January 1996, Mr. Crocker was issued options to purchase 200,000 common shares, which options vested over a three-year period and are effective for ten years. The Company entered into a Share Distributions Agreement with Mr. Crocker with respect to such options in 1996. Pursuant to the terms of this agreement, upon the exercise of any of these options, Mr. Crocker is entitled to a cash payment in an amount equal to the total amount of common share distributions that would have been paid upon the exercise of such common shares had he owned them for the period from January 18, 1996 until the date of the exercise of the options. This agreement is not affected by Mr. Crocker's death or termination of employment with the Company.

        Consulting Agreements.    In connection with the Wellsford Merger, Messrs. Lynford and Lowenthal each executed a consulting agreement with the Operating Partnership. Each consulting agreement has a term of five years from May 30, 1997, the closing date of the Wellsford Merger, through May 30, 2002. Pursuant to the consulting agreements, each of Messrs. Lynford and Lowenthal serves as a senior management consultant to the Operating Partnership and receives compensation at the rate of $200,000 per year plus reimbursement for reasonable out-of-pocket expenses.

        Change in Control Agreements.    The Company has Change in Control/Severance Agreements (the "Agreements") with the persons named in the Summary Compensation Table and other key employees of the Company that become effective upon either a "Change in Control" or termination of employment within three years following the hiring of a new Chief Executive Officer. A Change in Control will generally be deemed to have occurred upon a third party's acquisition of 30% or more of the Company's common shares, whether through purchase, merger or consolidation or a sale of all or substantially all of the assets of the Company. In the event that an employee is dismissed without Cause or resigns for Good Reason (as such terms are defined in the Agreements) during the three-year period following either the effective date of the Change in Control or, for all executives other than the Chief Executive Officer, the hiring of a new Chief Executive Officer, he or she will be entitled to all accrued but unpaid compensation and benefits in a lump sum cash payment consisting of the employee's base salary through the date of termination, and a severance payment equal to a multiple (ranging from 3.0 for the CEO to 2.0 for other executive officers) of the employee's annual base salary plus the average of the employee's annual bonus for the last three fiscal years. The employee is also entitled to continued employee welfare benefits for the remainder of the applicable time period. Several of the Company's employment benefit plans also provide for enhanced employee benefits upon a "Change in Control" of the Company. In general, upon a Change in Control, all options, restricted shares and performance shares immediately vest.

        Retirement Benefits Agreements.    The Company has entered into Executive Retirement Benefits Agreements with the persons named in the Summary Compensation Table and other Executive Vice

Presidents of the Company. These agreements provide that, if after reaching age 62 or older, either the executive retires from the Company or is terminated as a result of a Change in Control, the executive will be eligible to receive health and life benefits for the remainder of his or her life as any regular active employee. These benefits will be offered at the same rates as would be paid by an active employee for like coverage and subject to increase as any other active employee.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

        The Compensation Committee members are Messrs. Harper and Halperin and Ms. Rosenberg. For a description of certain transactions between the Company and Compensation Committee members or their affiliates, see "Certain Relationships and Related Transactions."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In September 2001, the Company acquired common stock interests (representing 5% of the economics) in two property management corporate subsidiaries from EGI for $377,745, the price originally paid by EGI's predecessor for such interests in 1993 and 1995. The Company was the owner of the preferred stock interests (representing 95% of the economics) in such subsidiaries. EGI had originally acquired the common stock interests, at the request of the Company, to allow the subsidiaries to manage the Company's properties without jeopardizing the Company's status as a real estate investment trust. The passage of the REIT Modernization Act in 2001 enabled the Company to beneficially own all the common stock of these corporations without adverse tax consequences. The Company's Audit Committee approved both EGI's purchase and sale of the common stock interests at the time of each transaction.

        In August 1995, the Company acquired from an unaffiliated third party a portfolio of 21 individual second and third mortgage loans, encumbering 21 properties containing a total of 3,896 apartment units (the "Portfolio"). The Company purchased the mortgage loans for $88 million representing a $13 million discount to the $101 million outstanding balance. These mortgage loans were subordinate to existing first mortgage indebtedness on the properties in the amount of $157 million. The Company also acquired approximately 39% of the equity ownership in the properties for $300,000. As of the acquisition date and continuing through the date of this Proxy Statement, the Company could not purchase the remaining 11% of the equity ownership offered for sale because of pre-existing tax protection agreements for the benefit of the unaffiliated partners owning the remaining 50% of the equity ownership in the properties. Accordingly, at the request of the Company to assist it in concluding the acquisition, Mr. Zell agreed to purchase the remaining 11% equity ownership available for sale and caused EGI LLC to purchase less than a 1% general partner interest therein, for a total of approximately $68,000. The Company's Audit Committee approved these purchases at the time of the transactions.

        In July 2001, the Portfolio's first mortgage indebtedness and a portion of its second and third mortgage indebtedness were refinanced with an unaffiliated lender. This refinancing allowed the Company to acquire EGI LLC's general partner interest therein, which it did acquire for $8,800, the estimated value of the interest. In December 2001, Mr. Zell made a charitable donation to local charities of his remaining equity ownership interests in the Portfolio, subject to his receipt of the distribution described below. The Company has a right to purchase these interests from the charities for their fair market value at such time in the future that such a purchase can be consummated without violating the existing tax protection agreements.

        The Portfolio distributed $25.6 million in cash to its unaffiliated partners in August 2001 and $5.1 million in cash to Mr. Zell and $19.2 million in cash to the Company in January 2002, representing such parties' proportionate share as partners of the excess financing proceeds from the July 2001 refinancing. Immediately following his receipt of this distribution, Mr. Zell made a charitable donation of $3 million in cash ($5.1 million less $2.1 million of estimated income taxes due on the distribution) to the Equity Residential Foundation, a not-for-profit charitable organization. The Company and Mr. Zell established the Equity Residential Foundation in November 2001 to further serve the Company's charitable purposes. The Company's Audit Committee approved all of the foregoing related party transactions relating to the Portfolio.

        In July 2000, the Operating Partnership formed Globe Holding Co., Inc. ("Globe Holding") when it acquired Globe Business Resources, Inc. As the Operating Partnership's direct ownership of 100% of the voting stock in Globe Holding could have jeopardized the Reit status of the Company, Messrs. Crocker, Spector, George, Neithercut and Strohm purchased a percentage of the voting stock for an aggregate price of $240,740 with the proceeds of a loan from the Operating Partnership. In January 2001, the REIT Modernization Act was passed, which enabled the Operating Partnership to own all the voting stock of Globe Holding without adverse tax consequences, and at that time the Operating Partnership exercised an option to purchase the executives' interests. The net sale proceeds paid to each executive, after repayment of principal and interest under the loan, was $689.

        The Company has engaged Seyfarth, Shaw, Fairweather & Geraldson, a law firm in which Ms. Rosenberg's husband is a partner, and Piper Marbury, Rudnick & Wolfe, a law firm in which Mr. Halperin is a partner, to perform legal services for the Company from time to time.

        The Operating Partnership leases its corporate headquarters from an entity controlled by Mr. Zell. Amounts incurred for such office space in 2001 were approximately $1.76 million. The Operating Partnership also leases office space from EOP in Atlanta, Georgia. Amounts incurred for such space in 2001 were approximately $177,000. Certain other entities controlled by Mr. Zell also provide office facility and other services to the Company. Fees paid for such services were approximately $350,000 for 2001, which included approximately $228,000 related to the reimbursement of travel-related expenses for Mr. Zell on behalf of the Company. The Company believes these amounts equal market rates for such space and services.

        The Company's management company managed multifamily residential communities owned by various affiliates of Mr. Zell, Mr. Goldberg and Mr. Evans on terms equivalent to third-party transactions. The property and asset management fees received from such affiliates were approximately $800,000 for 2001.

        In 1995, the Operating Partnership purchased from an unrelated third party the debt collateralized by two properties owned by partnerships that Mr. Goldberg controls and of which he is a greater than 10% beneficial owner. The outstanding loan balance as of December 31, 2001 was approximately $126.3 million with a fixed interest rate of 10.5% and a maturity date of January 2003. The Operating Partnership's management company manages these properties under a contract with a term continuing through December 2002.

        Mr. Goldberg also controls and is a greater than 10% beneficial owner of four other partnerships that own four properties securing indebtedness held in part by the Operating Partnership. The outstanding principal balance of the bonds is approximately $77 million, and has various interest rates between 8.87% and 13.38% and a maturity date of May 2026. A capital loan from the Operating Partnership to the four partnerships, as joint and several borrowers, of approximately $4.4 million is also outstanding with an 8% interest rate and a maturity date of January 2003. The Operating Partnership's management company manages the properties under a contract with a term continuing through April 2006.

        Mr. Tuomi borrowed $100,000 from the Company in 1994 related to his purchase of a home. The loan bears interest at the 30-day London Interbank Offered Rate ("LIBOR") plus 2% with interest due quarterly. The largest principal amount owed in 2001 was $36,000. The loan was repaid in full in December 2001.

        Mr. Crocker borrowed $564,000 from the Company in August 1996 related to various personal obligations. The loan bears interest at 30-day LIBOR plus 2% with interest due quarterly. The largest principal amount owed in 2001 was $241,710 and the principal balance at December 31, 2001 was $161,141. Payment is secured by a pledge of Mr. Crocker's common shares. The loan balance as of February 2002 is $80,570 and is due in full in March 2003.

        Mr. Crocker borrowed $600,000 from the Company in May 1999 related to various personal obligations. The loan bears interest at 30-day LIBOR plus 2%. The largest principal amount owed in 2001 was $600,000 and the principal balance at December 31, 2001 was $300,000. The maturity date of the loan was extended to March 2002 and was repaid in full in February 2002.

        Mr. George borrowed $100,000 from the Company in December 1997 related to home improvements. The loan bears interest at 30-day LIBOR plus 2% with interest due monthly beginning in January 1998. The largest principal amount owed in 2001 was $34,657, and the loan was repaid in full in July 2001.

        The executive officers listed below are indebted to the Company as a result of purchasing common shares from the Company. The loans accrue interest, payable quarterly in arrears, at the applicable federal rate, as defined in the Code in effect at the date of each loan. The loans are due and payable on the first to occur of the date in which the individual leaves the Company, other than by reason of death or disability, or the respective loan's due date, except for the loans to Mr. Crocker which are due on the specified due date. The due dates of the loans range from August 2003 to March 2005. The loans are recourse to the respective individuals and are collateralized by a pledge of the common shares purchased. All distributions paid on pledged common shares in excess of the then marginal tax rate on the taxable portion of such distributions are used to pay interest and principal on the loans.

Name	Largest Principal Amount Owed in 2001	Principal Balance at December 31, 2001	Maturity Date	Interest Rate
Douglas Crocker II	$651,524	$574,679	8/10/03	6.21%
Douglas Crocker II	790,321	721,795	1/27/04	6.15%
Douglas Crocker II	882,142	845,927	8/2/04	7.26%
Douglas Crocker II	1,637,936	1,516,675	3/9/05	7.93%
Frederick C. Tuomi	312,843	312,843	8/2/04	7.26%
Alan W. George	71,649	71,649	8/2/04	7.26%

Certain Agreements Between the Company and WRP

        The following describes certain aspects of the agreements entered into by the Company and WRP in connection with and on the effective date of the Wellsford Merger. Mr. Lowenthal is a director of WRP and was the president and chief executive officer of WRP through March 2002. Mr. Lynford is the chairman of the board of WRP and will assume the position of chief executive officer and president of WRP upon Mr. Lowenthal's retirement from this position at the end of March 2002.

        Preferred Stock Purchase Agreement.    In May 2000, the Operating Partnership acquired $25 million of 8.25% preferred securities of WRP Convertible Trust I, an affiliate of WRP. These preferred securities are indirectly convertible into WRP common shares under certain circumstances.

        WRP Board Member Elected by the Operating Partnership.    Upon consummation of the Wellsford Merger, the Operating Partnership, as the holder of WRP Class A Common Stock, was entitled to elect, and did so elect, Mr. Crocker to the WRP board of directors. Mr. Crocker is also a member of WRP's compensation committee. In the event Mr. Crocker (or another person subsequently elected by the Operating Partnership to the WRP board of directors) becomes unable or unwilling to serve as a director or is no longer employed by the Operating Partnership, the Operating Partnership and WRP will agree to the election of another member of senior management of the Operating Partnership to the WRP board of directors.

        Agreement Regarding Palomino Park.    Upon consummation of the Wellsford Merger, WRP and the Operating Partnership became the shareholders in Wellsford Park Highland Corp. ("WPHC"). WPHC owns certain membership interests in limited liability companies which own Palomino Park, a master planned five-phase multifamily project located in suburban Denver, Colorado, and which is in various stages of development. As of December 31, 2001, the Operating Partnership owned 14.15% of the shares of WPHC, and has no further obligations to contribute capital to WPHC.

        The Operating Partnership entered into a credit enhancement agreement with WRP with respect to certain tax-exempt bonds issued to finance certain public improvements at the Palomino Park project. Under this agreement, the Operating Partnership has agreed to provide credit enhancement in the form of a guaranty in respect of a letter of credit issued for the account of WRP for a period of eight years from the date of the Wellsford Merger. WRP has agreed to pay an annual credit enhancement fee to the Operating Partnership for such enhancement and has agreed to reimburse the Operating Partnership for any amounts it pays under the guaranty, together with interest on such amounts. As of December 31, 2001, this enhancement was still in effect at a commitment amount of $12.7 million. The fee paid to the Operating Partnership in 2001 was approximately $82,500.

Certain Agreements between the Company and MRYP

        The following describes certain aspects of the agreements entered into by the Company and MRYP. Mr. Knox was a director of MRYP from the date of the Merry Land Merger through February 2001. Mr. Thompson is an officer and a director of MRYP.

        Office Lease Agreement.    Since the Merry Land Merger, the Operating Partnership has leased a portion of MRYP's office building in Augusta, Georgia. Amounts incurred for such space in 2001 were approximately $50,000. In September 2001, the parties entered into a new lease for additional space, with annual rent in the amount of $152,400 plus operating expenses.

        Sale of Vacant Florida Land.    In October 2000, the Operating Partnership purchased a tract of vacant land in Jacksonville, Florida from MRYP for a purchase price of $520,000. Under the purchase agreement, if the Operating Partnership obtains multi-family building permits to construct residential units, the Operating Partnership shall pay to MRYP an additional $5,000 for each unit permitted in excess of 52 units. The Operating Partnership currently anticipates it may receive a permit to build up to 60 units, in which case the Operating Partnership would be obligated to pay MRYP an additional $40,000.

PROPOSAL 2
APPROVAL OF THE COMPANY'S 2002 SHARE INCENTIVE PLAN

        On February 21, 2002, the Board adopted the Company's 2002 Share Incentive Plan (the "2002 Plan"), subject to shareholder approval at the Annual Meeting. Based on a review of the Company's existing share incentive plans, the Company determined that an insufficient number of shares were available under these plans to enable the Company to provide future grants of options and other share awards to our employees, officers, trustees and consultants. As of March 15, 2002, [                        ] restricted share awards and options were outstanding under the Company's 1993 Share Option and Share Award Plan, with [                        ] common shares available for issuance under that Plan. There were also 11,304 options outstanding under the Merry Land Stock Incentive plan that was assumed as of the Merry Land Merger and 77,282 options outstanding under the Lexford incentive plan that was assumed as part of the Lexford Merger. If the shareholders approve our 2002 Plan, no more awards will be granted under these existing plans after the approval date.

        The Board believes that by allowing us to continue to offer our key employees, officers, trustees and consultants, long-term compensation through the 2002 Plan, we will continue to be able to attract, motivate and retain experienced and highly qualified personnel who will contribute to our financial success. It is the judgment of the Board that approval of the 2002 Plan is in the best interest of the Company and our shareholders..

        The following is a brief description of the 2002 Plan. The full text of the 2002 Plan is attached as Appendix A, and the following description is qualified in its entirety by reference to this Appendix.

Administration

        The selection of participants in the 2002 Plan and the level of participation of each participant will be determined by the Compensation Committee of the Board. Each member of the Committee must be a "Non-Employee Director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, (the "Code"). Currently, the Committee is comprised of three independent trustees who are not employees of the Company. The Committee will have the authority to interpret the 2002 Plan, to establish and revise rules and regulations relating to the 2002 Plan, and to make any other determinations that it believes necessary or advisable for the administration of the 2002 Plan. The Committee may delegate any or all of its authority to administer the 2002 Plan as it deems appropriate, except that no delegation may be made in the case of awards intended to be qualified under Section 162(m) of the Code.

Duration

        The 2002 Plan will terminate on February 20, 2012, unless terminated earlier by the Compensation Committee.

Limit on Awards under the 2002 Plan

        The maximum number of shares which may be granted under the 2002 Plan is [            ]% of the Company's outstanding common shares, calculated on a fully diluted basis, determined annually on the first day of each calendar year. Based on the Company's fully diluted outstanding common shares of [310,680,503] as of January 1, 2002, the 2002 Plan would have [    ,    ,    ] shares available for grant. No more than 25% of the maximum number of shares may be granted as share awards. No person may be granted more than 1,000,000 options, 250,000 share awards or 250,000 performance shares in any calendar year.

        The shares to be delivered under the 2002 Plan will be made available from the authorized but unissued shares of Company common shares or from treasury shares. Shares initially issued under the 2002 Plan that become subject to lapsed or cancelled awards or options will be available for further awards and options.

Eligibility

        Officers, trustees, employees and consultants of the Company and its subsidiaries will be eligible to participate in the 2002 Plan. From time to time, the Committee will determine the persons who will be granted awards and the number of shares subject to such grants. It is expected that these determinations will be based on each individual's current and potential contribution to the success of the Company and its subsidiaries. At the discretion of the Committee, a participant may receive any combination of options and share awards. As of March 1, 2002, the Company had approximately 6,200 employees of which approximately 1,700 are eligible to receive such awards.

Trustee Awards

        Each trustee will receive an annual grant of 10,000 options in January. Each trustee may convert up to one-half of the 10,000 options into restricted shares as of the date of grant, thereby reducing the number of options. The number of restricted shares will be determined by dividing the total value of the option grant being converted, using the same valuation criteria utilized by the Committee in its annual employee option grants made as of the same date, by the closing price of the Company's common shares on the date of grant. The options vest in equal installments six months, twelve months and twenty-four months from the grant date. The restricted shares vest in full on the third anniversary of the grant date.

No Repricing of Options

        The repricing of outstanding options under the 2002 Plan is specifically prohibited.

Options

        Options granted under the 2002 Plan may be either non-qualified options or incentive share options qualifying under Section 422 of the Code. The price of any option granted may not be less than the fair market value of the common shares on the date the option is granted. The option price is payable in cash or, if the grant provides, in common shares. Generally, no option may be exercised during the first year of its term or such longer period as may be specified in the option.

        Although the Committee determines the specific terms of awards at the time of grant, the 2002 Plan provides for the acceleration of exercisability (in the case of an option) or the expiration of all risks of forfeiture (in the case of a share award) if a "Change in Control" of the Company occurs. In addition, accelerated exercisability or vesting (as applicable) will occur if a grantee's employment terminates because of disability, retirement at or after age 62, or the death of the grantee. In the case of a member of the Board, full exercisability or vesting will also occur if he or she fails to be reelected to the Board or upon the resignation of their trusteeship. Generally, all options terminate after a ten-year period from the date of the grant.

Share Awards

        The 2002 Plan provides for the granting of share awards with a minimum vesting period of one year from the date of the grant, and which consist of common shares issued to participating employees, trustees or consultants as additional compensation for their services to us. Prior to vesting, shares will be subject to forfeiture if a grantee terminates his or her employment during the restricted period, unless the grantee's employment ends as a result of disability, death, retirement at or after age 62, or a Change in Control of the Company. Distributions are paid on restricted shares at the same rate as on unrestricted common shares.

Share Appreciation Rights

        A Share Appreciation Right ("SAR") is the right to receive common shares, cash, or other property equal in value to the difference between the base price of the SAR and the market price of the Company's common shares on the exercise date.

Performance Shares

        Performance shares consist of the grant by the Company of a contingent right to receive payment of shares. Each performance share entitles the participant to one or more common shares subject to the attainment of performance goals and other terms and conditions specified by the Committee. The performance shares will be paid in common shares (or cash, in the discretion of the Committee) to the extent performance goals set forth in the grant are achieved. Provisions have been included to meet the requirements for deductibility of executive compensation under Section 162(m) of the Code with respect to options and other awards by qualifying payments under the 2002 Plan as performance-based compensation. Section 162(m) prevents a publicly traded corporation from taking a tax deduction for certain compensation in excess of $1 million per year which it or any subsidiary pays to specified executives. Those specified executives or covered employees are the chief executive officer and the four next most highly compensated executive officers for whom proxy disclosure is required. Certain compensation, including compensation based on the attainment of performance goals, is excluded from the deduction limit and, therefore, is deductible even if it exceeds $1 million per year. To qualify for this performance-based exemption, the shareholders must approve the material terms pursuant to which the compensation is to be paid before payments are made.

        Performance shares granted to executive officers of the Company and its principal subsidiaries may be subject to the attainment of performance goals designed to satisfy the requirements under Section 162(m) of the code. The performance related goals may include one or more of the following: growth in FFO, dividends, revenues, net income, share price and/or earnings per share; return on assets, capital and or shareholders' equity; and the Company's financial performance versus its peers. The Committee will determine the number of shares granted and the performance goals.

Transferability

        Generally, options or share awards granted to an employee under the 2002 Plan may not be transferred except by will or the laws of descent and distribution and, during his or her lifetime, any options or share awards may be exercised only by the employee. The Committee has the authority, however, to permit non-qualified options and share awards to be transferred to members of the employee's immediate family and certain family trusts or partnerships.

Certain Adjustments

        In the event of any change in the number or kind of outstanding shares of common shares of the Company by reason of a recapitalization, merger, consolidation, liquidation, share split, share dividend, combination of shares or any other similar change in the corporate structure or common shares of the Company, an appropriate adjustment will be made.

Amendment and Revocation

        The Committee may amend or revoke the Plan, but may not, without prior approval of our shareholders:

  •
  increase the maximum number of common shares which may be issued under the 2002 Plan or the number of common shares and options which may be issued to any one participant;

  •
  extend the term of the 2002 Plan or of options granted under that Plan; or

  •
  grant options with an exercise price below the fair market value of the common shares on the date of grant.

Plan Benefits

        Future benefits under the 2002 Plan are not currently determinable. On the Record Date, the Company's common shares closed at $[            ] per share.

Tax Treatment

Non-Qualified Options

        A non-qualified option results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising such an option will, at that time, realize taxable compensation in the amount of the difference between the option price and the then market value of the shares. The optionee's basis in such shares is equal to the sum of the option price plus the amount includible in his income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the shares will be long-term or short-term gain (or loss), depending upon the holding period of the shares. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to us in the year of exercise in an amount equal to the taxable compensation realized by the optionee.

Share Awards/Performance Shares

        The recipient of a share award or performance share award will not recognize income at the time of grant if such award is subject to a substantial risk of forfeiture. Generally, at the time the substantial risk of forfeiture terminates with respect to a share award or performance share award, the then fair market value of the shares will constitute ordinary income to the employee. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to us in an amount equal to the taxable compensation realized by the recipient.

Incentive Share Options

        An incentive share option results in no taxable income to the optionee or a deduction to us at the time it is granted or exercised. However, the excess of the fair market value of the shares acquired over the option price is an item of adjustment in computing the alternative minimum taxable income of the optionee. If the optionee holds the share received as a result of an exercise of an incentive share option for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the share is treated as long-term capital gain. If the shares are disposed of during this period, however (a "disqualifying disposition"), then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares, upon exercise of the option over the option price (or, if less, the excess of the amount realized upon disposition over the option price). In such case, the Company will be entitled to a deduction, in the year of such a disposition, for the amount includible in the optionee's income. The optionee's basis in the shares acquired upon exercise of an incentive share option is equal to the option price paid, plus any amount includible in his income as a result of a disqualifying disposition.

Share Appreciation Rights

        An optionee does not recognize taxable income on the grant of SARs, but does recognize ordinary income on the exercise date. The amount of income in the case of an SAR exercise is the amount of cash received plus the fair market value of any shares received. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to us in an amount equal to the taxable compensation realized by the recipient.

Vote Required

        The 2002 Plan will not take effect until approved by the holders of a majority of the common shares present, or represented, and entitled to vote at the meeting. Abstentions will have the same effect as votes against the approval of this 2002 Plan. [Broker non-votes will not be counted as common shares entitled to vote on the matter and will have no effect on the vote.]

Board Recommendation

        The Board unanimously recommends that you vote "FOR" the proposal to approve the Equity Residential 2002 Share Incentive Plan.

PROPOSAL 3
AMENDMENT OF THE COMPANY'S DECLARATION OF TRUST
TO CHANGE THE COMPANY'S NAME TO EQUITY RESIDENTIAL

        The Board of Trustees proposes and recommends that shareholders approve an amendment (the "Amendment") to the Company's Declaration of Trust to change the Company's name from "Equity Residential Properties Trust" to "Equity Residential." The Board unanimously approved the submission of the Amendment to the Company's shareholders for consideration. If the shareholders approve this proposal, the Company will take action to implement the name change, including the filing of a Certificate of Amendment to the Declaration of Trust with the Maryland State Department of Assessments and Taxation and the filing of a supplemental listing agreement with the New York Stock Exchange.

        Purpose of the Proposed Amendment.    The Company is seeking shareholder approval to shorten the full legal name of the Company to "Equity Residential" from "Equity Residential Properties Trust" for several reasons. Beyond the fact that the Company is already commonly referred to as Equity Residential in both the investment community and the multifamily industry, the Company believes that the shorter, more concise version of the name has other benefits. After over eight years as a public company, the name "Equity Residential" has been well established and the need to include the word "Properties" has become redundant. The Company also believes that the word "Trust," while necessary when first establishing the Company and informing the investment community of its tax status as a Reit, is no longer essential. The word "Trust" in the Company's name also causes some misunderstanding in the marketplace as investors may confuse the Company's tax-status as a Reit with the operations of a bank or trust company. The Company continues in its goal of making "Equity Residential" a "brand" in the multifamily housing business, and the simpler version of its name serves that interest. There is no major cost associated with the name change as the Company is commonly referred to both in the investment community and by residents as Equity Residential and much of the Company's logo wear and letterhead would continue to be used.

        Effect of the Amendment.    In the event the proposal is approved, it will not be necessary for shareholders to request new share certificates. Current share certificates will continue to be honored by the Company's transfer agent. When certificates are presented for transfer, new certificates bearing the new name will be issued. The Company's trading symbol "EQR" will not change as a result of filing a supplemental listing agreement with the New York Stock Exchange. If approved, the Amendment will become effective upon filing the Certificate of Amendment to the Declaration of Trust with the Maryland State Department of Assessments and Taxation.

        Vote Required.    The affirmative vote of at least two-thirds of all the outstanding common shares is necessary to approve the proposed Amendment. Abstentions and broker non-votes will have the effect of a "NO" vote as to the proposed amendment to the Declaration of Trust.

        Board Recommendation. The Board unanimously recommends that you vote "FOR" the amendment to the Company's Declaration of Trust to change the Company's name to "Equity Residential."

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company to report, based on its review of reports to the SEC about transactions in its common shares furnished to the Company and written representations of its trustees, executive officers and 10% common shareholders, that for 2001:

        Due to an administrative oversight, the following August 2001 forms due on September 10 were inadvertently filed two days late on September 12, 2001: Mr. Crocker's Form 4 reporting the cashless exercise of 100,000 options; Mr. George's Form 4 reporting the cashless exercise of 7,500 options; Mr. Smith's Form 4 reporting the cashless exercise of 7,500 options; Mr. Evans' Form 4 reporting the cashless exercise of 257,668 options; Mr. McHugh's Form 4 reporting the cashless exercise of 12,344 options; Ms. Rosenberg's Form 4 reporting the exercise of 5,000 options and the gift of 5,000 shares to her spouse; and the Company's Form 4 reporting the acquisition of 385,216 OP Units.

AUDITORS

        Ernst & Young has served as our independent auditors since 1996 and has been engaged to serve as our independent auditors for the fiscal year ending December 31, 2002. Representatives of Ernst & Young are expected to be available at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR THE 2002 MEETING

        Shareholder proposals intended to be presented at the 2002 Annual Meeting of Shareholders must be received by the Secretary of the Company no later than November 29, 2002, in order to be considered for inclusion in our 2002 Proxy Statement.

2001 ANNUAL REPORT

        Shareholders are concurrently being furnished with a copy of Equity Residential's 2001 Annual Report which contains its audited financial statements at December 31, 2001. Additional copies of our Annual Report and Form 10-K for the year ended December 31, 2001, as filed with the SEC, may be obtained without charge by contacting Equity Residential Properties Trust—Investor Relations, at Two North Riverside Plaza, Chicago, Illinois 60606.

OTHER MATTERS

        The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

By Order of the Board of Trustees

Bruce C. Strohm, Executive Vice President, General Counsel and Secretary
Chicago, Illinois March 28, 2002

APPENDIX A

EQUITY RESIDENTIAL PROPERTIES TRUST
2002 SHARE INCENTIVE PLAN
(as enacted February 21, 2002)

        1.    Purpose.

          (a)  The Equity Residential Properties Trust 2002 Share Incentive Plan (the "Plan") was established by Equity Residential Properties Trust, a Maryland real estate investment trust (the "Company"), to secure for the Company and its shareholders the benefits arising from capital ownership by those key employees, officers, trustees and consultants of the Company and its Subsidiaries (as defined below) who are and will be responsible for its future growth and continued success.

          (b)  The Plan provides a means whereby such individuals may: (i) receive authorized common shares of beneficial interest of the Company ("Shares"), subject to conditions and restrictions described herein and otherwise determined by the Committee (as defined below) ("Share Awards"); (ii) acquire Shares pursuant to grants of options to purchase such Shares ("Options"); (iii) acquire Share Appreciation Rights ("SARs") in tandem with or independent of Options referred to in item (ii) above; or (iv) receive dividend equivalent rights with respect to Shares ("Dividend Equivalents"). The term "Subsidiary" means each entity the Company owns or controls directly or indirectly either through voting control or as a general partner, provided that, for purposes of Incentive Stock Options (as defined below) such term shall have the meaning given in Section 424 of the Internal Revenue Code of 1986, amended (the "Code").

        2.    Administration. The authority to manage and control the operation and administration of the Plan shall be vested in a Committee (the "Committee") consisting of three or more members appointed by the Board of Trustees of the Company from among its members. A person may serve on the Committee only if he or she (i) is a "Non-Employee Director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the "1934 Act") and (ii) satisfies the requirements of an "outside director" for purposes of Section 162(m) of the Code. Any interpretation of the Plan by the Committee and any decision made by the Committee on any other matter within its discretion is final and binding on all persons. No member of the Committee shall be liable for any action or determination made with respect to the Plan. The day-to-day administration of the Plan may be carried out by an Option Coordinator designated by the General Counsel of the Company.

        3.    Participation.

          (a)  Generally. Subject to the terms and conditions of the Plan, the Committee shall determine and designate from time to time the key employees, officers, trustees and consultants of the Company and its Subsidiaries to whom Share Awards, Options, SARs or Dividend Equivalents are to be granted (a "Grantee") and the number of Shares subject to such Share Awards, Options, SARs or Dividend Equivalents to be granted to the Grantees. Notwithstanding the foregoing, the maximum number of Shares with respect to which Options and SARs may be granted during any calendar year to any Grantee is 1,000,000 Shares, and the maximum number of shares with respect to Share Awards and Dividend Equivalents may be granted during any calendar year to any Grantee is 250,000 shares.

          (b)  Board of Trustees. An Option to purchase 10,000 Shares shall be awarded to each member of the Board of Trustees of the Company in January of each year on the same day as the annual Option grant to the Company's employees. Each Trustee has the ability to convert up to one-half of the 10,000 Option grant into a Share Award of restricted Shares as of the date of grant, thus reducing the number of Options granted. The number of Shares shall be determined by dividing the total dollar value of the Option grant being converted, using the same valuation criteria utilized by the Committee in its annual employee Option grants made as of the same date, by the closing price of the Company's common share on the date of grant. The Options vest in equal installments six months, twelve months and twenty-four months from the Grant Date. The restricted Shares vest in full on the third anniversary of the Grant Date. If an individual first becomes a Trustee following the annual January grant, an Option will be granted to him or her covering a number of Shares equal to 10,000, the numerator of which is the number of days left in said calendar year, and the denominator of which is 365. A Trustee shall become a Grantee in the Plan on the first date on which the Trustee is awarded an Option under the Plan. Trustees may, in addition to Options and Share Awards awarded under this paragraph, also be entitled to Options and Share Awards under paragraph 3(a).

        4.    Shares Subject to the Plan. Subject to the provisions of paragraph 13, (i) the maximum number of Shares which may be granted under the Plan shall not exceed            % of the Company's outstanding Shares from time to time, calculated on a fully diluted basis, determined annually on the first day of each calendar year; and (ii) no more than twenty-five percent (25%) of the number of Shares described in clause (i) may be subject to Share Awards granted under the Plan. Shares subject to the Plan may be authorized but unissued Shares, Shares now held in the treasury of the Company or Shares hereafter acquired by the Company. Any Shares which are not purchased or awarded under an Option or other award which has terminated or lapsed for any reason may be used for the further grant of awards. For purposes of this Plan, the "Fair Market Value" of a Share shall equal the closing price paid for Shares on the New York Stock Exchange on the first trading day immediately preceding the date for which such Fair Market Value is being determined.

        5.    Share Awards.

          (a)  Share Awards granted shall be subject to the following conditions and/or restrictions:

            (i)    A Share Award shall be subject to a minimum vesting period of one year from the date of Grant and may be subject to such other conditions and restrictions as are established by the Committee as of the Date of Grant. The Committee may, but need not, establish performance goals to be achieved within such performance periods as may be selected by it, using such measures of individual performance or the performance of the Company and/or one (1) or more of its Subsidiaries as it may select. Any Share Award containing conditions, terms or restrictions as established by the Committee but not set forth herein shall be described in such term sheets and supplements hereto as are approved by the Committee from time to time.

            (ii)  A Share Award that has not vested or continues to be subject to restrictions (including any restrictions set forth on term sheets or supplements hereto approved by the Committee from time to time) will be forfeited to the Company upon the termination of the Grantee's Service, unless the circumstances described in paragraph 5(a)(iii) have occurred (it being the express intent of this document that Share Awards will not be forfeited in the event of a "Change in Control" (defined below) of the Company, or the termination of the Grantee's Service as a result of any of the circumstances described in paragraph 5(a)(iii)). An individual's "Service" shall continue until he or she is no longer an employee, officer, director, trustee or consultant of the Company or a Subsidiary.

            (iii)  Notwithstanding the foregoing, the conditions and restrictions described in paragraph 5(a)(i) and (ii) that are contained in the terms of any Share Award shall immediately lapse and be of no effect, and the Share Awards subject to such conditions and restrictions shall fully vest (with any performance goals deemed to be met in full) in favor of the Grantee, in the event of (I) a "Change in Control" of the Company, or (II) the termination of a Grantee's Service:

      (A)
      because of the Grantee's death;

      (B)
      with respect to a Grantee who is an employee, officer or Chairman of the Board, in connection with his or her disability (as defined in 5(d)) or retirement at or after the age of 62; or

      (C)
      with respect to a Grantee who is a member of the Board (excluding employee trustees and the Company's Chairman of the Board), in connection with his or her retirement or failure to be re-elected to the Board.

        If the Service of a Grantee terminates other than as described above (other than if the termination occurs for good cause), the Committee may determine that the conditions and restrictions described in paragraph 5(a)(i) and (ii) that are contained in the terms of any Stock Award shall immediately lapse and be of no effect, and the Stock Awards subject to such conditions shall fully vest in favor of the Grantee. The Committee may make the determination described in the preceding sentence and communicate such determination in the Grantee's award agreement or in any other manner.

          (b)  Rights of Grantee. The Grantee shall be entitled to all of the rights of a shareholder with respect to the Share Awards including the right to vote such Shares and to receive dividends and other distributions payable with respect to such Shares from and after the Date of Grant; provided that any securities or other property (but not cash) received in any such distribution with respect to a Share Award that is still subject to the restrictions set forth above, shall be subject to all of the restrictions set forth herein with respect to such Share Award.

          (c)  Change in Control. For purposes of this Plan, a "Change in Control" shall mean any of the following events:

            (i)    An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the 1934 Act, immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 30% or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a "Subsidiary"), (ii) the Company or any Subsidiary or (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined);

            (ii)  Approval by stockholders of the Company of:

          (a)  A merger, consolidation or reorganization involving the Company, unless:

      (i)
      the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least seventy percent (70%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and

      (ii)
      the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation or a corporation beneficially owning, directly or indirectly, a majority of the Voting Securities of the Surviving Corporation;

        (A transaction described above shall herein be referred to as a "Non-Control Transaction);

          (b)  A complete liquidation or dissolution of the Company; or

          (c)  An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than to an entity of which the Company directly or indirectly owns at least 70% of the Voting Securities). Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

            (iii)  The rejection by the voting Beneficial Owners of the outstanding Shares of the entire slate of trustees that the Board proposes at a single election of trustees; or

            (iv)  The rejection by the voting Beneficial Owners of the outstanding Shares of one-half or more of the trustees that the Board proposes over any two or more consecutive elections of trustees.

          (d)  For purposes of this Plan, "disability" shall mean a physical condition or mental condition which, the Committee determines, based upon medical reports and other evidence satisfactory to such Committee, prevents a Grantee from satisfactorily performing his or her usual duties for the Company or the duties of such other position or job which the Company makes available to him or her and for which such Grantee is qualified by reason of his or her training, education or experience.

        6.    Share Options. This paragraph 6 addresses specific terms and conditions for Share Options.

          (a)  ISO/NQSO. Any Option to purchase Shares granted under paragraph 3(a) that satisfies all of the requirements of Section 422 of the Code, may be designated by the Committee as an "Incentive Stock Option." Options that are not so designated, or that do not satisfy the requirements of Section 422 of the Code shall not constitute Incentive Stock Options and shall be Non-Qualified Share Options.

          (b)  Exercise Price. The Option price of an Incentive Stock Option shall not be less than the Fair Market Value of a Share on the date the Option is awarded under the Plan. The price at which a Share may be purchased pursuant to the exercise of any Non-Qualified Share Option shall not be less than 100% of its Fair Market Value on the date the Option is awarded under the Plan. The Repricing of Options under this Plan is specifically prohibited.

          (c)  General Exercisability. Each Option granted under paragraph 3(a) shall be exercisable, either in whole or in part, at such time or times as shall be determined by the Committee at the time the Option is granted or at such earlier times as the Committee shall subsequently determine, but in no event later than the Option's "Expiration Date" (defined below). The Committee may establish performance goals to be achieved within such periods as may be selected by it in its discretion using such measures of performance of the Company and/or its subsidiaries as it may select. Unless the Committee provides for earlier exercisability at the time of grant or subsequently, each Option granted under paragraph 3(b) shall be exercisable, either in whole or in part, (i) with respect to one-third of the Shares at any time on or after six (6) months from the Date of Grant, (ii) with respect to an additional one-third of the Shares at any time on or after the first anniversary of the Date of Grant and (iii) with respect to the remaining Shares at any time on or after the second anniversary of the Date of Grant, but, in each case, not after the Option's Expiration Date. The "Expiration Date" with respect to an Option or any portion thereof granted under paragraph 3(a) means the date established by the Committee at the Date of Grant (subject to any earlier termination by the Committee), but in no event later than the date which is ten (10) years after the date on which the Option is granted. The Expiration Date with respect to an Option or any portion thereof granted under paragraph 3(b) means the date which is ten (10) years after the date on which the Option is granted. All rights to purchase Shares pursuant to an Option shall cease as of the Option's Expiration Date.

          (d)  ISO Exercisability. Shares with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year may not exceed one hundred thousand dollars ($100,000). Any Options that are intended to be Incentive Stock Options but that become exercisable in excess of such amount shall be deemed to be a Non-Qualified Stock Option to the extent of such excess.

          (e)  Immediate Vesting. Notwithstanding the provisions of paragraph 6(c), each Option granted under the Plan to a Grantee and as to which the Expiration Date has not occurred shall be immediately and fully exercisable, for the period indicated, in the event of (I) a Change in Control of the Company (in which case it shall be exercisable until its Expiration Date), or (II) the termination of a Grantee's Service:

      (i)
      because of the Grantee's death (in which case it shall be exercisable by the person or persons to whom the Grantee's right passes by will or by the laws of descent and distribution) until the earlier of (A) the first anniversary of such termination or (B) its Expiration Date,

      (ii)
      with respect to a Grantee who is an employee, officer or Chairman of the Board in connection with his or her "disability" (as defined in paragraph 5(d)) or retirement at or after age 62, in which case it shall be exercisable until its Expiration Date; or

      (iii)
      with respect to a Grantee who is a member of the Board (excluding employee trustees and the Company's Chairman of the Board) in connection with his or her retirement or failure to be re-elected to the Board, in which case it shall be exercisable until its Expiration Date.

        If the Service of a Grantee terminates other than as described above, his or her Options shall not become exercisable with respect to any additional Shares, unless (other than if the termination occurs for good cause) the Committee determines that the exercisability of the Options shall accelerate (in whole or in part) in connection with such termination, and each Option shall be exercisable until the earlier of (i) 90 days after such termination unless extended by the Committee or (ii) its Expiration Date.

          (f)    Good Cause. If the Service of a Grantee terminates for Good Cause, as determined by the Committee, his Option shall expire immediately. "Good Cause" shall include, but not be limited to, the Grantee's engaging in conduct which (i) breaches his or her duty of loyalty to the Company; (ii) is injurious to the Company or a Subsidiary; or (iii) disparages the Company, any Subsidiary, or any of their respective officers or trustees. The Committee may also establish guidelines for determining whether a Grantee's Service has terminated for good cause and communicate such guidelines in the Grantee's award agreement, or in any other manner, including but not limited to such term sheets and supplements hereto as are approved by the Committee from time to time.

          (g)  Exercise Procedure. A Grantee may exercise an Option by giving written notice thereof prior to the Option's expiration to the Company at the principal executive offices of the Company. Contemporaneously with the delivery of notice with respect to exercise of an Option, the full purchase price of the Shares purchased pursuant to the exercise of the Option, together with any required state or federal withholding taxes, shall be paid in cash, by tender of share certificates in proper form for transfer to the Company valued at the Fair Market Value of the Shares on the preceding day, by any combination of the foregoing or with any other consideration.

          (h)  Suspension of Right. Notwithstanding any other provision of this paragraph 6, the General Counsel of the Company, in his sole and absolute discretion, may suspend the right of any person to exercise an Option for up to 30 days if the Grantee's Service has been or, in the sole and absolute judgment of the General Counsel of the Company, may be suspended or terminated for any reason.

        7.    Share Appreciation Rights. The Committee may grant an SAR to any key employee, officer, trustee or consultant of the Company. Each SAR shall be subject to such restrictions and conditions and other terms as the Committee may specify when the SAR is granted.

          (a)  Grant. An SAR granted at the time a related Option is granted may be granted either in addition to the related Option ("Non-Tandem SAR") or in tandem with the related Option ("Tandem SAR"). An SAR not related to an Option will be subject to the provisions applicable to Non-Tandem SARs. At the time a Non-Tandem SAR is granted, the Committee shall specify the base price of the Shares to be used in connection with the calculation described in subsection (b)(i) below. The base price of a Non-Tandem SAR shall be a percentage (as low as zero) of the Fair Market Value of a Share on the date of grant. The number of Shares subject to a Tandem SAR shall not exceed one for each Share subject to the related Option. No Tandem SAR may be granted to a key employee in connection with an Incentive Stock Option in a manner that will disqualify the Incentive Stock Option under Section 422 of the Code unless the key employee consents thereto.

          (b)  Value. Upon exercise, an SAR shall entitle the Grantee to receive from the Company the number of Shares (or cash equivalent thereof) having an aggregate Fair Market Value equal to the following:

            (i)    in the case of a Non-Tandem SAR, the excess of the Fair Market Value of one Share as of the date on which the SAR is exercised over the base Share price specified in such SAR, multiplied by the number of Shares then subject to the SAR, or the portion thereof being exercised.

            (ii)  in the case of a Tandem SAR, the excess of the Fair Market Value of one Share as of the date on which the SAR is exercised over the exercise price per Share specified in such Option, multiplied by the number of Shares then subject to the Option, or the portion thereof as to which the SAR is being exercised.

        Cash shall be delivered in lieu of any fractional shares. The Committee, in its discretion, shall be entitled to cause the Company to elect to settle any part or all of its obligation arising out of the exercise of an SAR by the payment of cash in lieu of all or part of the Shares it would otherwise be obligated to deliver in an amount equal to the Fair Market Value of such Shares on the date of exercise. So long as the Grantee is subject to Section 16(b) of the 1934 Act with respect to securities of the Company, the Committee may not cause the Company to elect to settle any part or all of its obligation arising out of the exercise of an SAR by the payment of cash pursuant to this subparagraph, unless (A) such exercise occurs no earlier than six months after the date of grant of the SAR, and (B) the Committee approves such form of settlement.

          (c)  Exercise of Tandem SARs. A Tandem SAR shall be exercisable during such time, and be subject to such restrictions and conditions and other terms, as the Committee shall specify at the time such Tandem SAR is granted which restrictions and conditions and other terms need not be the same for all Grantees. Notwithstanding the preceding sentence, the Tandem SAR shall be exercisable only at such time as the Option to which it relates is exercisable and shall be subject to the restrictions and conditions and other terms applicable to such Option. Upon the exercise of a Tandem SAR, the unexercised Option, or the portion thereof to which the exercised portion of the Tandem SAR is related, shall expire. The exercise of any Option shall cause the expiration of the Tandem SAR related to such Option, or portion thereof, that is exercised.

          (d)  Non-Tandem SAR Exercisabilty. Each Non-Tandem SAR granted under the Plan shall be exercisable, either in whole or in part, at such time or times as shall be determined by the Committee at the time the Non-Tandem SAR is granted or at such earlier times as the Committee shall subsequently determine, but in no event later than the Non-Tandem SAR's "Expiration Date" (defined below). The Committee may establish performance goals to be achieved within such periods as may be selected by it in its discretion using such measures of performance of the Company and/or its subsidiaries as it may select. The "Expiration Date" with respect to a Non-Tandem SAR or any portion thereof granted under the Plan means the date established by the Committee at the Date of Grant (subject to any earlier termination by the Committee), but in no event later than the date which is ten (10) years after the date on which the Non-Tandem SAR is granted.

          (e)  Acceleration. Notwithstanding the above, each SAR granted under the Plan to a Grantee and as to which the Expiration Date has not occurred shall be immediately and fully exercisable, for the period indicated, in the event of (I) a Change in Control of the Company (in which case it shall be exercisable until its Expiration Date), or (II) the termination of a Grantee's Service under the same conditions described in Section 5(a)(iii).

          (f)    Other Termination. If the Service of a Grantee who is an employee terminates other than as described above and other than for good cause, or the Service of a Grantee who is a consultant or a member of the Board of Trustees terminates for any reason other than for good cause, his SAR shall not become exercisable with respect to any additional Shares unless the Committee accelerates the exercisability of the SAR pursuant to paragraph (d), and the SAR shall be exercisable until the earlier of (i) 90 days after such termination unless extended by the Committee or (ii) its Expiration Date.

          (g)  Good Cause. If the Service of a Grantee terminates for good cause, his SAR shall expire immediately. The Committee may establish guidelines for determining whether a Grantee's Service has terminated for good cause and communicate such guidelines in the Grantee's award agreement, or in any other manner, including but not limited to such term sheets and supplements hereto as are approved by the Committee from time to time.

          (h)  Exercise Procedure. A Grantee may exercise an SAR by giving written notice thereof prior to the SAR expiration to the Company at the principal executive offices of the Company.

          (i)    Settlement of SARs. As soon as is reasonably practicable after the exercise of an SAR, the Company shall issue, in the name of the Grantee, stock certificates representing the total number of full Shares to which the Grantee is entitled pursuant to subparagraph 7(d) hereof and cash in an amount equal to the Fair Market Value, as of the date of exercise, of any resulting fractional Shares; or if the Committee causes the Company to elect to settle all or part of its obligations arising out of the exercise of the SAR in cash, deliver to the Grantee an amount in cash equal to the Fair Market Value, as of the date of exercise, of the Shares it would otherwise be obligated to deliver.

          (j)    Suspension of Right. Notwithstanding any other provisions of this paragraph 7, the General Counsel of the Company, in his sole and absolute discretion, may suspend the right of any person to exercise an SAR for up to 30 days if the Grantee's Service has been or, in the sole and absolute judgment of the General Counsel of the Company, may be suspended or terminated for any reason.

        8.    Dividend Equivalents. A Dividend Equivalent shall be related to a number of Shares specified at the time of grant and shall entitle the holder to cash payments that equal the cash dividend, if any, paid with respect to such Shares provided that the Dividend Equivalent is outstanding on the record date thereof and that it is not subject to any condition limiting the Grantee's right to receive such payments. A Dividend Equivalent shall be subject to such restrictions and conditions and other terms including those relating to expiration of forfeiture, as the Committee shall specify at the time such Dividend Equivalent is granted. Notwithstanding the foregoing, any restriction or condition (other than expiration or forfeiture) limiting the Grantee's right to receive the cash payment described above shall lapse under the same circumstances in which option exercisability accelerates as described in paragraph 6(d).

        9.    Withholding. Whenever under the Plan a Grantee recognizes income with respect to any Share Award, Option, SAR or Dividend Equivalent (the "Award") hereunder, the Company shall have the right to withhold from any award under the Plan or to collect as a condition of any payment under the Plan, any taxes required by law to be withheld.

        10.  Compliance with Applicable Laws.

          (a)  Notwithstanding any other provision in the Plan, the Company shall have no liability to issue any Shares under the Plan unless such issuance would comply with all applicable laws and applicable requirements of any securities exchange or similar entity. Notwithstanding any other provision of the Plan, a Grantee or such other persons as are entitled to exercise an Option or SAR (as described in paragraph 11(b)) will be prohibited from exercising the Option or SAR to the extent that the General Counsel of the Company has determined that purchases and sales of the Company securities shall be restricted because of the existence or potential existence of material nonpublic information concerning the Company, whether or not such determination has been communicated to the Grantee or such persons. If the General Counsel of the Company has made such a determination and the Grantee or such persons give notice of an intent to exercise the Option or SAR (and satisfy all other conditions to the exercise thereof), the General Counsel of the Company shall advise the Grantee or such persons concerning such restrictions, and the effective time of the Grantee's exercise shall be postponed to the earlier of the date that the General Counsel of the Company determines that such restriction is no longer necessary with respect to exercises of the Option or SAR, or the day before the date that the Option or SAR expires.

          (b)  This Plan shall be interpreted and construed in accordance with the laws of the State of Maryland.

        11.  Transferability.

          (a)  Share Awards. The Shares subject to Share Awards shall not be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the Grantee, while they are subject to the restrictions described in paragraph 5(a).

          (b)  Options, SARs and Dividend Equivalents. Options, SARs and Dividend Equivalents granted under the Plan are not transferable except (i) by will or by the laws of descent and distribution or, to the extent not inconsistent with the applicable provisions of the Code, pursuant to a qualified domestic relations order (as that term is defined in the Code); and (ii) a Grantee may transfer all or part of an Option that is not an Incentive Stock Option, or an SAR, to the Grantee's spouse, child or children, grandchild or grandchildren, or other relatives or to a trust for the benefit of the Grantee and/or any of the foregoing; provided that the transferee thereof shall hold such Option or SAR subject to all of the conditions and restrictions contained herein and otherwise applicable to the Option or SAR, and that, as a condition to such transfer, the Company may require the transferee to agree in writing (in a form acceptable to the Company) that the transfer is subject to such conditions and restrictions.

        12.  Employment and Shareholder Status. The Plan does not constitute a contract of employment or continued service, and selection as a Grantee will not give any Grantee the right to be retained in the employ of the Company or any Subsidiary or the right to continue as a trustee of the Company. Any Option or a Share Award granted under the Plan shall not confer upon the holder thereof any right as a shareholder of the Company prior to the issuance of Shares pursuant to the exercise thereof. No person entitled to exercise any Option or SAR granted under the Plan shall have any of the rights or privileges of a shareholder of record with respect to any Shares issuable upon exercise of such Option or SAR until certificates representing such Shares have been issued and delivered.

        13.  Adjustments. Subject to the following provisions of this paragraph, in the event of any change in the outstanding Shares by reason of any share dividend, split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate change, the aggregate number and kind of Shares reserved for issuance under the Plan or subject to Options, SARs or Dividend Equivalents outstanding or to be granted under the Plan shall be proportionately adjusted so that the value of each such unit shall not be changed, and the terms of any outstanding Option, SAR or Dividend Equivalent may be adjusted by the Committee in such manner as it deems equitable, provided that, (i) if, in connection with a transaction, Shares are changed into an ownership interest in the Company or another entity, which interest is registered under the Act, then each such unit shall be converted into an identical unit relating to such interest (it being the intent of the Company that, upon a merger, consolidation or reorganization involving the Company in which the Company's Shares are exchanged or otherwise converted into publicly traded shares of the acquiring entity (or affiliates thereof)), all Options, SARs and Dividend Equivalents granted under this Plan shall be automatically converted into fully vested similar interests in the acquiring entity (or affiliates thereof); (ii) in no event shall the Option price for a Share be adjusted below the par value of such Share, and (iii) in no event shall any fraction of a Share be issued upon the exercise of an Option. Shares subject to a Share Award shall be treated in the same manner as other outstanding Shares; provided that any conditions and restrictions applicable to a Share Award shall continue to apply to any Shares, other security or other consideration received in connection with the foregoing.

        14.  Special Provisions Under Code Section 162(m).

          (a)  The provisions of this paragraph 14 shall apply only to the extent determined by the Committee for purposes of making an award "performance-based compensation" within the contemplation of Section 162(m) of the Code. In the event of any inconsistencies between this paragraph, and the other Plan provisions within the scope of the foregoing, the provisions of this paragraph shall control.

          (b)  As soon as practicable following the grant of an award subject to this paragraph, (but in no event more than ninety (90) days after the Date of Grant), the Committee shall establish the performance-related goals to be used in connection with conditions, restrictions and limitations applicable to such award. The performance-related goals shall be chosen from among the following factors, or any combination of the following, as the Committee deems appropriate: total shareholder return; growth in Funds from Operations, dividends, revenues, net income, share price and/or earnings per share; return on assets, capital and/or shareholders' equity; and the Company's financial performance versus its peers. The Committee may select among the goals specified from award to award, which need not be the same for each Grantee. The foregoing does not limit the Committee's use of other performance goals, or no performance goals, in connection with the grant of an award not subject to this paragraph.

          (c)  With respect to the grant of an award subject to this paragraph, the Committee shall, at the same time it is making the determinations under this paragraph, determine the relationship between the performance-related goals and the conditions, restrictions and limitations applicable to the award. In connection with an award subject to this paragraph, no performance-related goal will be considered to be satisfied until the Committee has certified the extent to which the performance-related goals and any other material terms were satisfied.

          (d)  Once established, performance-related goals shall not be changed, except to the extent that the Committee has specified adjustments as part of the determinations made under paragraph 14(b) and (c). Except as provided in the preceding sentence, in connection with an award subject to this paragraph, no performance-related goal applicable to a condition, restriction or limitation shall be considered to be satisfied if the minimum performance-related goals applicable thereto are not achieved.

        15.  Miscellaneous.

          (a)  At the time of a grant, the Committee may require a Grantee to enter into an agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

          (b)  The Plan was effective February 21, 2002. No awards may be granted under the Plan after February 20, 2012 or, if earlier, the date on which the Plan is terminated pursuant to paragraph 15(c).

          (c)  Subject to any approval of the shareholders of the Company which may be required by law, the Board of Trustees of the Company may at any time amend, suspend or terminate the Plan. No amendment, suspension or termination of the Plan shall alter or impair any Share Award, Option, SAR or Dividend Equivalent previously granted under the Plan without the consent of the holder thereof.

DETACH HERE

PROXY

EQUITY RESIDENTIAL PROPERTIES TRUST

Two North Riverside Plaza, Chicago, Illinois 60606

This Proxy is Being Solicited on Behalf of the Board of Trustees
for the Annual Meeting of Shareholders to be Held on May 15, 2002

        The undersigned shareholder of Equity Residential Properties Trust, a Maryland real estate investment trust (the 'Company") hereby appoints DOUGLAS CROCKER II and BRUCE C. STROHM, or either of them (the 'Representatives"), with full power of substitution, as proxies for the undersigned to represent the undersigned at the Annual Meeting and to vote all common shares of the Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held in Chicago, Illinois, on May 15, 2002, and any adjournment thereof.The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such common shares.

        You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE.If you do not mark any boxes, your proxy will be voted in accordance with the Board of Trustees' recommendations.The Representatives cannot vote your shares unless you sign and return this card.

        Note:If you plan to attend the Annual Meeting in person, please let us know by marking the enclosed proxy card in the space provided.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE	SEE REVERSE SIDE

EQUITY RESIDENTIAL
PROPERTIES TRUST
c/o EquiServe
P.O. Box 9398
Boston, MA02205-9398

Vote by Telephone		Vote by Internet
It's fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE (1-877-779-8683)		It's fast, convenient, and your vote is immediately confirmed and posted.
Follow these four easy steps:		Follow these four easy steps:
1.	Read the accompanying Proxy Statement and Proxy Card.	1.	Read the accompanying Proxy Statement and Proxy Card.
2.	Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683)	2.	Go to the Website http://www.eproxyvote.com/eqr
3.	Enter your 14-digit Voter Control Number located on your Proxy Card above your name.	3.	Enter your 14-digit Voter Control Number located on your Proxy Card above your name.
4.	Follow the recorded instructions.	4.	Follow the instructions provided.
Your vote is important! Call 1-877-PRX-VOTE anytime!		Your vote is important! Go to http://www.eproxyvote.com/eqr anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet.
DETACH HERE

☒	Please mark votes as indicated in this example.

THE BOARD OF TRUSTEES RECOMMENDS A VOTE 'FOR" ALL ITEMS.

1.	Election of Trustees to terms expiring in 2005. Nominees: (01) John W. Alexander, (02) Boone A. Knox, (03) Samuel Zell, and (04) [TBD]	3.	Approval of the Company's 2002 Stock Incentive Plan. FOR ☐
	FOR ALL NOMINEES ☐		AGAINST ☐ ABSTAIN ☐
	WITHHELD FROM ALL NOMINEES ☐		In their discretion, the Representatives are authorized to vote upon such other matters as may properly come before the meeting.

☐
	For all nominees, except vote withheld from the nominees noted on the line above (if any).	This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the Proxy will be voted FOR all Items and otherwise in the discretion of the Representatives.

2.	Approval to change the Company's name to 'Equity Residential." FOR ☐		MARK HERE TO DISCONTINUE EXTRA ANNUAL REPORT ☐
	AGAINST ☐ ABSTAIN ☐	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐
Note: Please sign as name appears hereon.Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title under signature.

Signature	Date:	Signature:	Date:

QuickLinks

SCHEDULE 14A INFORMATION
NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ABOUT THE ANNUAL MEETING
PROPOSAL 1 ELECTION OF TRUSTEES
SHARE OWNERSHIP OF TRUSTEES AND MANAGEMENT
SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
PERFORMANCE GRAPH
EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 2 APPROVAL OF THE COMPANY'S 2002 SHARE INCENTIVE PLAN
PROPOSAL 3 AMENDMENT OF THE COMPANY'S DECLARATION OF TRUST TO CHANGE THE COMPANY'S NAME TO EQUITY RESIDENTIAL
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDITORS
SHAREHOLDER PROPOSALS FOR THE 2002 MEETING
2001 ANNUAL REPORT
OTHER MATTERS
APPENDIX A EQUITY RESIDENTIAL PROPERTIES TRUST 2002 SHARE INCENTIVE PLAN (as enacted February 21, 2002)
PROXY